Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER

among

ABOUT, INC.,

MEREDITH CORPORATION,

MEREDITH HOLDINGS CORPORATION,

and solely for the limited purposes set forth herein

IAC/INTERACTIVECORP

Dated as of October 6, 2021

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Table of Definitions	13
Section 1.3	Other Definitional and Interpretative Provisions	15

Article II

THE MERGER; EFFECT ON THE COMPANY CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Article V

COVENANTS OF MATRIX AND THE COMPANY

Article VI

COVENANTS OF PARENT AND MERGER SUB

Article VII

COVENANTS OF PARENT AND THE COMPANY

Article VIII

CONDITIONS TO THE MERGER

Section 8.1	Conditions to Obligations of Each Party	67
Section 8.2	Conditions to Obligations of Parent and Merger Sub	67
Section 8.3	Conditions to Obligations of the Company	68

Article IX

TERMINATION

Section 9.1	Termination	68
Section 9.2	Effect of Termination	70
Section 9.3	Termination Fees; Expenses	70

Article X

MISCELLANEOUS

Section 10.13	WAIVER OF JURY TRIAL	75
Section 10.14	No Recourse	75
Section 10.15	Guarantee	76

Exhibit A	Plan of Merger
Exhibit B	Merger Sub Joinder

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 6, 2021, among Meredith Corporation, an Iowa corporation (“Matrix”), Meredith Holdings Corporation, an Iowa corporation and a wholly owned Subsidiary of Matrix (the “Company”), About, Inc., a Delaware corporation (“Parent”), and, solely with respect to Section 10.6, Section 10.10, Section 10.11, Section 10.12, Section 10.13 and Section 10.15, IAC/InterActiveCorp, a Delaware corporation (“Parent Guarantor”). Matrix, the Company, Parent and, following the execution and delivery of the Merger Sub Joinder by Merger Sub, Merger Sub are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, Matrix, the Company and Parent desire to effect the acquisition of the Company by Parent through the merger of an Iowa corporation and a wholly owned Subsidiary of Parent to be formed promptly after the date hereof in accordance with Section 6.2 (“Merger Sub”) with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the Iowa Business Corporation Act (the “IBCA”);

WHEREAS, pursuant to the Merger, each share of capital stock of the Company, which after the occurrence of the Spin-Off (as defined below) and prior to the Closing (as defined below) shall comprise Common Stock, par value $1.00 per share, of the Company (“Company Common Stock”) and Class B Common Stock, par value $1.00 per share, of the Company (“Company Class B Stock”, and together with the Company Common Stock, the “Company Stock”), shall be converted into the right to receive $42.18 in cash (the “Base Merger Consideration”) minus the Per Share Adjustment (as adjusted, the “Merger Consideration”) upon the terms and subject to the conditions set forth herein;

WHEREAS, Matrix, Gray Television, Inc., a Georgia corporation (“Hawkeye”) and Gray Hawkeye Stations, Inc., a Delaware corporation and a wholly owned Subsidiary of Hawkeye (“Hawkeye Merger Sub”) entered into that certain Agreement and Plan of Merger, dated as of May 3, 2021, as amended June 2, 2021 and as of October 6, 2021 by the Hawkeye Consent and Amendment (as the same may be further amended, restated or otherwise modified from time to time after the date hereof in accordance with the terms of this Agreement, the “Hawkeye Merger Agreement”), pursuant to which Matrix, Hawkeye and Hawkeye Merger Sub agreed to effect the acquisition of Matrix by Hawkeye (after the occurrence of the Spin-Off) through the merger of Hawkeye Merger Sub with and into Matrix, with Matrix surviving the merger as the surviving corporation (the “Hawkeye Merger”), in accordance with the IBCA and the Delaware General Corporation Law;

WHEREAS, as a condition to the Hawkeye Merger, Matrix agreed to distribute the Company Stock to Matrix’s shareholders in accordance with the Hawkeye Merger Agreement, the Spin-Off Agreements and the Plan of Separation (each as defined herein) (the “Distribution”), immediately after which the Company will be a standalone company owned 100% by the shareholders of Matrix (collectively, the “Spin-Off”);

WHEREAS, the Parties contemplate that, subject to the terms and conditions of this Agreement, and except as otherwise provided herein, the Merger shall occur on the same day as and immediately after the Closing (as defined in the Hawkeye Merger Agreement) of the Hawkeye Merger occurs, pursuant to the terms of the Hawkeye Merger Agreement (the “Hawkeye Closing”);

WHEREAS, the board of directors of Matrix (the “Matrix Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, Matrix, its shareholders, and the Company, as its wholly-owned Subsidiary, (b) approved and adopted and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (c) approved the execution and delivery by Matrix of this Agreement, the performance by Matrix of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the plan of merger with respect to the Merger, substantially in the form attached hereto as Exhibit A (the “Plan of Merger”), and the transactions contemplated hereby and thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and Matrix, its sole shareholder, (b) approved and adopted and declared the advisability of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, and (c) resolved to recommend the adoption and approval of this Agreement by Matrix, as the sole shareholder of the Company;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, Parent and its sole stockholder, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein:

Article I

DEFINITIONS

Section 1.1             Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise); provided, that neither Angi Inc., nor any of its Subsidiaries shall be deemed to be an “Affiliate” of Parent or Merger Sub.

“Boot Calculation Methodology” has the meaning set forth in Section 9.1 of the Company Disclosure Letter.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law to be closed.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) or “group” (as defined in Section 13(d) of the Exchange Act) relating to or involving, whether in a single transaction or series of related transactions: (a) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of merger, liquidation or dissolution of the Company or any of the SpinCo Entities) or purchase of any material business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of the SpinCo Entities or any material portion of the SpinCo Business; (b) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of the SpinCo Entities and a Person or “group” (as defined in Section 13(d) of the Exchange Act); or (c) any combination of the foregoing.

“Company Balance Sheet” means the audited combined balance sheet of the Company as of December 31, 2020 included in the Registration Statement on Form 10 of the Company submitted to the SEC and made available to Parent prior to the date hereof.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent in connection with, and upon the execution of, this Agreement.

“Company ESPP” means the Matrix’s 2009 Employee Stock Purchase Plan.

“Company Equity Plans” means each of the Matrix 2014 Stock Incentive Plan, the Amended and Restated Matrix 2004 Stock Incentive Plan and the Matrix Plan for Non-Employee Directors, each as assumed by the Company or one of the SpinCo Entities in connection with the Spin-Off, and any corresponding successor plan.

“Company Material Adverse Effect” means any effect, change, condition, state of fact, development, occurrence, circumstance or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (x) the ability of Matrix or the Company to perform its obligations under this Agreement or to timely consummate the transactions contemplated by this Agreement (including, to the extent applicable to the foregoing, the ability to timely consummate the transactions contemplated by the Hawkeye Merger Agreement and the Spin-Off Agreements if such agreements are in effect) or (y) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company, the SpinCo Entities, and Minority Investment Entities (to the extent of any SpinCo Entity’s interest therein (including any interest that would be acquired pursuant to the transactions contemplated by the Spin-Off Agreements), taken as a whole, excluding (solely with respect to this clause (y)) any effect, change, condition, state of fact, development, occurrence or event to the extent resulting from or arising out of (a) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of the SpinCo Entities or Minority Investment Entities conduct business or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (b) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of the SpinCo Entities or Minority Investment Entities operates, (c) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (d) any epidemics, pandemics (including the COVID-19 or any COVID-19 Measures), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events or any escalation or worsening of any of the foregoing, (e) any failure by Matrix, the Company or any SpinCo Entity or Minority Investment Entity to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (provided that the underlying effect, change, condition, state of fact, development, occurrence or event giving rise to or contributing to such failure may be considered), (f) changes after the date hereof in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to the operation of the business of the Company or any SpinCo Entity or Minority Investment Entity, (g) the taking of any action by the Company expressly required by, or the Company’s failure to take any action expressly prohibited by, this Agreement, (h) any change in the market price or trading volume of Matrix’s securities or the Company’s securities (provided that the underlying effect, change, condition, state of fact, development, occurrence or event giving rise to or contributing to such change may be considered) and (i) other than, in each case, with respect to any representation, warranty or covenant set forth in this Agreement that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby, including, but not limited to the representations and warranties set forth in Section 3.3, Section 3.4, and the conditions set forth in Section 8.2(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of Matrix, the Company or any SpinCo Entity or Minority Investment Entity, or the termination or reduction (or potential reduction) or any other resulting negative development in Matrix’s, the Company’s or any SpinCo Entity’s or Minority Investment Entity’s relationships, contractual or otherwise, with any of its advertisers, customers, suppliers, distributors, licensees, licensors, lenders, business partners, employees or regulators (in each case excluding any breach of this Agreement by the Company, Matrix or any of their Affiliates); provided that in the cases of clauses (a), (b), (c), (d), and (f), any effect, change, condition, state of fact, development, occurrence, circumstance or event may be considered to the extent it disproportionately affects the Company and the SpinCo Entities and the Minority Investment Entities relative to the other participants in the industries in which the Company and the SpinCo Entities and the Minority Investment Entities operate.

“Company RSUs” means all awards of restricted stock units of the Company with respect to shares of Company Common Stock, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), in each case issued in connection with or subsequent to the Spin-Off.

“Company Share-Based Awards” means each share of the Company’s restricted stock and each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted by the Company (including stock equivalent units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Company Stock Options and Company RSUs, in each case issued in connection with or subsequent to the Spin-Off.

“Company Stock Options” means all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), in each case issued in connection with or subsequent to the Spin-Off and after giving effect to the exercise price adjustments provided in the Employee Matters Agreement.

“Competition Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and other U.S., foreign, and multilateral Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement, dated as of June 17, 2021, by and between Matrix and Parent Guarantor, as amended or supplemented, including any applicable clean team agreements.

“Continuing Employee” means each individual who, immediately prior to the Effective Time, is an Employee (excluding any Employees represented by labor unions and/or covered by the Collective Bargaining Agreements). “Continuing Employees” does not include any Employee whose employment is terminated by the Company, any SpinCo Entity or such Employee between the date of this Agreement and the Effective Time.

“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding instrument or obligation, whether written or unwritten.

“Contribution” has the meaning set forth in Section 9.1 of the Company Disclosure Letter.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or other Law, Order, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization (whether prior to or following the date of this Agreement), in each case, in connection with or in response to COVID-19, including, but not limited to, the CARES Act and Families First Act.

“Data Breach” means any actual or reasonably suspected instance of unauthorized disclosure of, or access to or acquisition or modification of, Personal Information to or by a third party requiring notification to any Person (including any regulator(s)) under applicable Privacy and Security Laws.

“Data Room” means the documents and materials posted to the Company’s “Project Match” electronic data room.

“Deed of Guarantee” means the amended and restated deed of guarantee made on March 15, 2018 between Matrix, IPC Media Pension Trustee Limited and IPCL relating to the Pension Scheme.

“Employee” means any employee of the Company or any SpinCo Entity.

“Employee Company RSU” shall mean each Company RSU that was granted to the holder in the holder’s capacity as, or that has ever had vesting tied to the holder’s performance of services as, a service provider who is or was an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Employee Company Share-Based Award” shall mean each Company Share-Based Award that was granted to the holder in the holder’s capacity as, or that has ever had vesting tied to the holder’s performance of services as, a service provider who is or was an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Employee Company Stock Option” shall mean each Company Stock Option that was granted to the holder in the holder’s capacity as, or that has ever had vesting tied to the holder’s performance of services as, a service provider who is or was an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Employee Matters Agreement” means the “Employee Matters Agreement” as defined in the Hawkeye Merger Agreement, as amended as of October 6, 2021 by the Hawkeye Consent and Amendment and as the same may be amended, restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms of this Agreement.

“Environmental Law” means any Law concerning the protection of the environment, pollution, contamination, natural resources, or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any federal, state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization (including stock exchanges).

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hawkeye Consent and Amendment” means the Amendment and Consent, dated as of October 6, 2021, by and among Matrix, the Company, Hawkeye, Hawkeye Merger Sub and Parent.

“Hazardous Substance” means any substance, material or waste listed, defined, regulated or classified as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incremental Options” means the Company Stock Options with an exercise price less than the Base Merger Consideration and greater than the Merger Consideration (as reflecting, for the avoidance of doubt, the Per Share Adjustment).

“Incremental Tax Amount” has the meaning set forth in Section 9.1 of the Company Disclosure Letter.

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof) (collectively, “Patents”); (b) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship (collectively, “Copyrights”); (c) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet addresses or identifiers, trade dress and similar rights, and all goodwill associated therewith (collectively, “Marks”); (d) registrations and applications for each of the foregoing; (e) rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (f) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“IPC Media Pension Scheme” means Matrix’s UK IPC Media Pension Scheme.

“IRS” means the Internal Revenue Service.

“IT Systems” means the hardware, software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, licensed to, or controlled by the Company or any SpinCo Entity.

“Knowledge” means (a) with respect to the Company, the actual knowledge after reasonable inquiry of each individual listed in Section 1.1(a) of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed in Section 1.1(a) of the Parent Disclosure Letter.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, regulation or other similar requirement or Order enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Matrix Deferred Compensation Plan” means the Matrix Deferred Compensation Plan, dated as of January 1, 2014, as amended.

“Matrix Equity Plans” means each of the Matrix 2014 Stock Incentive Plan, the Amended and Restated Matrix 2004 Stock Incentive Plan and the Matrix Plan for Non-Employee Directors.

“Matrix RSUs” means all awards of restricted stock units of Matrix with respect to shares of Matrix Common Stock, including any stock units granted as dividend equivalent rights (whether granted by Matrix pursuant to a Matrix Equity Plan, assumed by Matrix in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Matrix Share-Based Awards” means each share of Matrix’s restricted stock and each right of any kind, contingent or accrued, to receive shares of Matrix Common Stock or benefits measured in whole or in part by the value of a number of shares of Matrix Common Stock granted by Matrix (including stock equivalent units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Matrix Stock Options and Matrix RSUs.

“Matrix Stock Options” means all options to purchase shares of Matrix Common Stock (whether granted by Matrix pursuant to a Matrix Equity Plan, assumed by Matrix in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Minority Investment Entity” means each of the entities set forth on Section 1.1(b) of the Company Disclosure Letter.

“Non-Employee Company RSU” shall mean each Company RSU that is not an Employee Company RSU.

“Non-Employee Company Stock Option” shall mean each Company Stock Option that is not an Employee Company Stock Option.

“Non-Employee Company Share-Based Award” shall mean each Company Share-Based Award that is not an Employee Company Share-Based Award.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“Opinion” has the meaning set forth in Section 9.1 of the Company Disclosure Letter.

“Option Adjustment Amount” means (i) the aggregate exercise price of Incremental Options, minus (ii) the Base Merger Consideration, multiplied by the number of Incremental Options.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any SpinCo Entity.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Parent Financing, including the parties to any commitment letter (a “Debt Commitment Letter”) or any related engagement letter in respect of the Parent Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements entered pursuant thereto, together with their Affiliates and their and their Affiliates’ respective current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“Parent Material Adverse Effect” means any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, would prevent, or materially delay, the consummation of the Merger or the ability of either Parent or Merger Sub to perform its obligations under this Agreement.

“Pension Schemes” means the IPC Media Pension Scheme and the IPC unfunded pension scheme.

“Per Share Adjustment” means the quotient of (a) the sum of (i) (A) if the SCP Specified Amount is equal to or greater than the SCP Upper Limit, an amount equal to the SCP Specified Amount minus the amount of the SCP Upper Limit, minus the Option Adjustment Amount (for the avoidance of doubt, the resulting amount may not be less than zero), or (B) if the SCP Specified Amount is less than the SCP Upper Limit, $0, plus (ii) subject to Section 9.1(d)(iii), the Incremental Tax Amount, if any, divided by (b) the total number of shares of Company Stock (including all shares of Company Stock underlying Company RSUs, Company Share-Based Awards and Company Stock Options (with such underlying number, in the case of Company Stock Options, calculated on a treasury method basis) entitled to receive Merger Consideration pursuant to Article II.

“Permitted Liens” means (a) Liens for Taxes, assessments, governmental levies, fees or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and, in each case, for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet and that would not be individually or in the aggregate materially adverse, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property that do not prohibit or materially interfere with the present use over such real property, (e) all matters disclosed as a “Permitted Lien” in Section 1.1(c) of the Company Disclosure Letter, (f) any state of facts which an accurate survey or inspection of real property would disclose and which, individually or in the aggregate, do not materially impair the value or continued use of such real property for the purposes for which it is used by such Person, (g) title exceptions disclosed by any title insurance commitment or title insurance policy for any such property issued by a title company and delivered or otherwise made available to Matrix or the Company prior to the date hereof, (h) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (i) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the value or continued use of real property for the purposes for which it is used by such Person and (j) grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property that do not secure indebtedness.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plan of Separation” means the internal restructuring of Matrix and its Subsidiaries and the assets and liabilities related thereto, pursuant to which, among other things, the SpinCo Entities will become subsidiaries of the Company, and the SpinCo Assets and SpinCo Liabilities will be transferred to, and assumed by, the SpinCo Entities, set forth on Section 1.1(d) of the Company Disclosure Letter.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual or any other information that is regulated or protected by one or more Privacy and Security Laws.

“Privacy and Security Laws” means all applicable Laws to the extent such Laws concern the privacy and/or security of Personal Information, including Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Property” means “other property or money” within the meaning of Section 351(b) of the Code.

“RemainCo” means Matrix and its Subsidiaries after giving effect to the Spin-Off.

“RemainCo Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“RemainCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“RemainCo Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“RemainCo Subsidiaries” means the Subsidiaries of Matrix that will be Subsidiaries of RemainCo after giving effect to the Spin-Off.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SCP Specified Amount” means the sum of (a) the amount of the SpinCo Cash Payment plus (b) the SpinCo Debt Costs plus (c) the amount of costs and expenses incurred by Matrix and its Subsidiaries in connection with the Hawkeye Merger Agreement that are unpaid as of the date of the Hawkeye Closing and that are required to be paid by SpinCo in accordance with Section 10.4 of the Hawkeye Merger Agreement or otherwise.

“SCP Upper Limit” means $625,000,000.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” shall have the meaning set forth in the Separation and Distribution Agreement; for the avoidance of doubt, the Plan of Separation referred to therein shall be deemed to refer to the Plan of Separation (as defined herein).

“Separation and Distribution Agreement” means the “Separation and Distribution Agreement” as defined in the Hawkeye Merger Agreement, as amended May 18, 2021, June 2, 2021, and as of October 6, 2021 by the Hawkeye Consent and Amendment, as the same may be further amended, restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms of this Agreement.

“Specified Form Contracts” means standard form change agreements with agents of the SpinCo Business and customer terms and conditions to which Matrix, the Company, or any SpinCo Entity is a party, by which any property or asset that will be a SpinCo Asset is bound.

“Specified Items” has the meaning set forth in Section 9.1 of the Company Disclosure Letter.

“Spin-Off Agreements” means the Separation and Distribution Agreement, Transition Services Agreement, the Tax Matters Agreement and the Employee Matters Agreement.

“SpinCo Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Cash Payment” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Debt Costs” means the amount of unpaid fees, costs and expenses of the Company and its Subsidiaries (or Matrix and its Subsidiaries other than the Company and its Subsidiaries that are SpinCo Liabilities) associated with the SpinCo Financing (including the commitment for and the incurrence of, and any replacement, modification or amendment thereof) and any obligations for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees, costs and expenses that are payable in connection with the retirement or prepayment of the SpinCo Financing in connection with the Closing less (x) the amount of incremental Specified Costs that are Upfront Fees (as defined in the SpinCo Financing Fee Letter) and Syndication Fees (as defined in the SpinCo Financing Fee Letter) paid under the SpinCo Financing Fee Letter resulting solely from an IAC Liquidity Event (as defined in the SpinCo Financing Fee Letter) thereunder, less (y) the amount of incremental Specified Costs resulting solely from the failure of the Simultaneous Closing to occur, to the extent such failure is caused by Parent’s or Merger Sub’s breach of this Agreement at a time when Matrix and the Company were not in breach of this Agreement).

“SpinCo Entities” means the entities set forth on Section 3.6(b) of the Company Disclosure Letter.

“SpinCo Financing” means the financing contemplated by the SpinCo Financing Commitment Letter.

“SpinCo Financing Commitment Letter” means that certain Commitment Letter, of even date herewith, by and among Royal Bank of Canada, and Barclays Bank PLC and Matrix, as in effect on the date of this Agreement.

“SpinCo Financing Fee Letter” means that certain Fee Letter, of even date herewith, by and among Royal Bank of Canada, and Barclays Bank PLC and Matrix, as in effect on the date of this Agreement.

“SpinCo Required Financial Information” means: (a) the audited combined balance sheets of the Company as of December 31, 2019, December 31, 2020 and each subsequent fiscal year ending at least 60 days prior to the Closing Date, together with the related audited combined statements of income or loss, comprehensive income or loss, equity (deficit) and cash flows for each of the fiscal years in the three year period ended December 31, 2020 (in each case prepared on a carve-out basis that eliminates the results of operations, assets and liabilities of RemainCo), together with the notes thereto; (b) the unaudited combined balance sheets of the Company as of June 30, 2021 and each subsequent fiscal quarter ending thereafter (other than the last quarter of any fiscal year) ending at least 40 days prior to the Closing Date (except that, as of November 15, 2021, the unaudited combined balance sheet for the fiscal quarter ending September 30, 2021 will be required), together with the related unaudited combined statements of income or loss, equity and cash flows for each such fiscal year to date (in each case prepared on a carve-out basis that eliminates the results of operations, assets and liabilities of RemainCo), and comparisons to the corresponding fiscal year to date period in the prior fiscal year, together with notes thereto, including, with respect to any such quarter ending on or after September 30, 2021, results for the fiscal quarter and (c) all other financial statements (including audited statements), financial data, audit reports and other information (including all information required or necessary for Parent to prepare customary pro forma financial statements and financial information with respect to ranges or “flash numbers” (including ranges or “flash numbers” with respect to combined and segment EBITDA and combined and segment revenue with respect to the fiscal quarter ending September 30, 2021 and each subsequent fiscal quarter ending after the date hereof ending at least 40 days prior to the Closing Date, which such ranges or “flash numbers” shall be certified in a manner acceptable to Parent by a financial officer of Matrix or the Company who has specific knowledge of Matrix and the Company’s financial matters) regarding Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, of the type (A) customarily included in a confidential information memorandum or bank presentation in respect of credit facilities of the type to be included in the Parent Financing, (B) customarily included in offering documents with respect to non-convertible debt securities issued under Rule 144A of the Securities Act, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as the offering of debt securities for the Parent Financing will be made, or (C) as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” and change period comfort) from Matrix’s, the Company’s, any of their Subsidiaries’ and the SpinCo Entities’, as applicable, independent accountants in connection with the offering(s) of debt securities contemplated by the Parent Financing and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that Matrix’s, the Company’s, any of their Subsidiaries’ and the SpinCo Entities’ independent accountants, as applicable, are prepared to deliver upon the “pricing” and closing of any offering of securities as part of the Parent Financing.

“SpinCo Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Takeover Statutes” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Tax Matters Agreement” means the “Tax Matters Agreement” as defined in the Hawkeye Merger Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms of this Agreement.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Transition Services Agreement” means the “Transition Services Agreement” as defined in the Hawkeye Merger Agreement, as amended on September 30, 2021 and as the same may be amended, restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“UK Pension Deeds” means in relation to the IPC Media Pension Scheme, all other deeds and other instruments establishing, governing or amending the IPC Media Pension Scheme, including without limitation the Deed of Variation dated as of April 4, 2014, the Deed of Variation dated as of November 28, 2016, the Deed of Amendment dated as of February 26, 2018 and the Deed of Guarantee.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, a material breach that is the consequence of an action or omission by the breaching Party with actual knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such action or omission is, or would reasonably be expected to be or result in, a breach of such representation, warranty, agreement or covenant, regardless of whether breaching this Agreement was the object of the action or omission; it being understood that such term shall include, in any event, the failure to consummate the Merger when required to do so by Section 2.2 of this Agreement.

Section 1.2             Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

409A Authorities	Section 3.16(h)
Adjusted Merger Consideration	Recitals
Agreement	Preamble
Articles of Merger	Section 2.3
Assumed RemainCo Service Providers	Section 6.4(a)
Auditor Review	Section 5.3
Award Agreement	Section 3.16(b)
Base Merger Consideration	Recitals
Book-Entry Shares	Section 2.5(c)
Capex Amount	Section 5.1(d)
Certificate	Section 2.5(c)
Class B Stock	Recitals
Closing	Section 2.2
Closing Company Securities	Section 3.5(b)
Collective Bargaining Agreement	Section 3.17(a)
Company	Preamble
Company Board	Recitals
Company Class B Stock	Recitals

Company Common Stock	Recitals
Company Indemnified Party	Section 6.3(a)
Company Material Contract	Section 3.19(a)(xxiii)
Company Plan	Section 3.16(a)
Company Related Party Transaction	Section 3.24
Company SEC Documents	Section 3.7(b)
Company Securities	Section 3.5(b)
Company Share-Based Award Payment	Section 2.8(c)
Company Stock	Recitals
Copyrights	Section 1.1
Disclosure Letter	Section 10.5
Distribution	Recitals
Effective Time	Section 2.3
Employment Agreements	Section 3.16(a)
Employee Plan	Section 3.16(a)
End Date	Section 9.1(b)(i)
Enforceability Exceptions	Section 3.2
Hawkeye	Recitals
Hawkeye Closing	Recitals
Hawkeye Closing Notice Date	Section 2.2
Hawkeye Merger	Recitals
Hawkeye Merger Agreement	Recitals
Hawkeye Merger Sub	Recitals
IBCA	Recitals
Interim Securities	Section 5.1(c)
Marks	Section 1.1
Matrix	Preamble
Matrix Board	Recitals
Matrix Class B Stock	Section 3.5(a)
Matrix Common Stock	Section 3.5(a)
Matrix Common Stock Equivalents	Section 3.5(a)
Matrix Preferred Stock	Section 3.5(a)
Matrix SEC Documents	Section 3.7(a)
Matrix Securities	Section 3.5(a)
Matrix Stock	Section 3.5(a)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Recitals
Merger Sub Joinder	Section 6.2(b)
Moelis	Section 3.21
Multiemployer Plan	Section 3.16(e)
New Benefit Plans	Section 6.4(c)
Owned Real Property	Section 3.13(a)
Parent	Preamble
Parent Board	Recitals
Parent Related Parties	Section 9.3(c)
Parent Termination Fee	Section 9.3(b)
Party or Parties	Preamble
Patents	Section 1.1
Paying Agent	Section 2.6(a)
Payment Fund	Section 2.6(a)

Plan of Merger	Recitals
Premium Cap	Section 6.3(c)
Real Property Leases	Section 3.13(a)
Registered Intellectual Property	Section 3.14(a)
Remedy	Section 7.1(f)
Representatives	Section 7.6(a)
SEC Filings	Section 7.2(a)
Simultaneous Closing	Section 2.2(a)
Solvent	Section 4.8
Spin-Off	Recitals
Spin-Off Registration Statement	Section 7.2(a
SpinCo Entity Securities	Section 3.6(b)
Surviving Corporation	Section 2.1
Surviving Corporation	Section 2.1
Trade Secrets	Section 1.1
Transfer Taxes	Section 7.12

Section 1.3             Other Definitional and Interpretative Provisions; Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in, and made a part of, this Agreement, as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified. The phrase “made available” with respect to documents shall be deemed to include any documents filed with or furnished to the SEC at least one (1) Business Day prior to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All references to the businesses, assets or liabilities of the Company and the SpinCo Entities as of any time prior to the Spin-Off shall be deemed to include the SpinCo Business, the SpinCo Assets and the SpinCo Liabilities contemplated by the Spin-Off Agreements to be so operated and owned or borne by them upon the Spin-Off and after giving effect to the Plan of Separation, whether or not then-owned or operated or borne by such SpinCo Entities.

Article II

THE MERGER; EFFECT ON THE COMPANY CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1             The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the IBCA.

Section 2.2             Closing.

(a)            Unless the Hawkeye Merger Agreement is terminated in accordance with its terms, the Company shall provide Parent with at least four (4) Business Days’ notice of the anticipated date of the Hawkeye Closing (the date of such notice, the “Hawkeye Closing Notice Date”). Following such notice, if the condition set forth in Section 8.1(a) (Regulatory Approval) is satisfied on or prior to the date that is one (1) Business Day prior to the occurrence of the Hawkeye Closing, the closing of the Merger (the “Closing”) shall take place on the same date and immediately after the consummation of the Hawkeye Closing (the “Simultaneous Closing”), at the offices of Cooley LLP, 1299 Pennsylvania Avenue, NW, Suite 700, Washington, DC 20004 or remotely by exchange of documents and signatures, or their electronic counterparts, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company.

(b)            If the Hawkeye Closing has occurred and the Simultaneous Closing did not occur, the Closing shall take place at 10:00 a.m., Eastern Time, at the offices of Cooley LLP, 1299 Pennsylvania Avenue, NW, Suite 700, Washington, DC 20004 or remotely by exchange of documents and signatures, or their electronic counterparts, no later than the fourth (4th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company.

(c)            If the Hawkeye Merger Agreement is terminated in accordance with its terms, the timing of the Closing shall be as agreed between the Parties in accordance with Section 7.12(b).

(d)            If the Simultaneous Closing does not occur, (i) the aggregate principal amount of SpinCo Financing drawn on or before the consummation of the Separation shall not exceed the amount of the SpinCo Cash Payment plus costs, fees and expenses due and payable by any of the SpinCo Entities in connection with the Separation and (ii) immediately prior to the Effective Time, Parent shall pay in full the amounts required to fully repay the SpinCo Financing and other obligations (other than contingent indemnification obligations, obligations relating to outstanding letters of credit and other obligations that expressly survive the termination of the SpinCo Financing) outstanding with respect to the definitive documentation related to the SpinCo Financing (the “Closing Date Refinancing”), on the terms and conditions of the Payoff Letter.

Section 2.3             Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Iowa the articles of merger relating to the Merger (the “Articles of Merger”), executed and acknowledged in accordance with, and containing the information as is required by, the relevant provisions of the IBCA. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Secretary of State of the State of Iowa, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.4             Surviving Corporation Matters.

(a)            At the Effective Time, the articles of incorporation of the Company shall be amended and restated to read in their entirety in a form reasonably acceptable to Parent (subject to Section 6.3), and as so amended and restated shall be the articles of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b)            At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety in a form reasonably acceptable to Parent (subject to Section 6.3), and as so amended and restated shall be the bylaws of the Surviving Corporation until further amended in accordance with applicable Law.

(c)            From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation; and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case in accordance with the articles of incorporation and bylaws of the Surviving Corporation. Prior to the Effective Time, the Company and Matrix shall take all action necessary to implement Section 2.4(b) and this Section 2.4(c) and shall deliver to Parent the resignation from the Company Board, effective as of the Effective Time, of each individual serving immediately prior to the Effective Time on the Company Board (and, to the extent requested by Parent, as a director of any SpinCo Entity).

Section 2.5             Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a)            All shares of Company Stock that are owned, directly or indirectly, (x) by Parent, any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub) or the Company (including shares held as treasury stock or otherwise) immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor, and (y) by wholly owned Subsidiaries of the Company immediately prior to the Effective Time shall be converted into shares of the Surviving Corporation such that such Subsidiaries own the same proportion of economic ownership in outstanding capital stock of the Surviving Corporation as such Subsidiaries owned of the Company immediately prior to the Effective Time.

(b)            Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(a)(x) or shares converted in accordance with Section 2.5(a)(y)) shall at the Effective Time automatically be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c)            As of the Effective Time, all shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, without interest subject to compliance with the procedures set forth in Section 2.6 and (ii) any unpaid dividends declared in accordance with this Agreement in respect of such Company Stock with a record date prior to the Closing Date.

(d)            Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares, together with any Company shares converted in accordance with Section 2.5(a)(y), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.6             Exchange of Company Stock.

(a)            Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”). Prior to or as of the Effective Time, Parent shall provide or shall cause to be provided (i) to the Paying Agent cash in an aggregate amount necessary to pay the Merger Consideration for all shares of Company Stock, Non-Employee Company Stock Options, Non-Employee Company RSUs and Non-Employee Company Share-Based Awards converted into the right to receive the Merger Consideration in accordance with the terms hereof (such cash, the “Payment Fund”) and (ii) to the Company, cash in an aggregate amount necessary to pay the Merger Consideration for all Employee Company Stock Options, Employee Company RSUs and Employee Company Share-Based Awards. The Paying Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.5 out of the Payment Fund. Except as provided in Section 2.6(g), the Payment Fund shall not be used for any other purpose.

(b)            Exchange Procedures.

(i)            Certificates. Parent shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if applicable, shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)            Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(iii)            Non-Employee Equity Awards. Parent shall cause the Paying Agent to, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, pay to each holder of record of Non-Employee Company Stock Options, Non-Employee Company RSUs and Non-Employee Company Share-Based Awards cash in an amount equal to the Merger Consideration payable in respect of such Non-Employee Company Stock Options, Non-Employee Company RSUs, or Non-Employee Company Share-Based Awards previously held by such holder.

(c)            The Merger Consideration issued and paid in accordance with the terms of this Article II upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)            Any portion of the Payment Fund that remains undistributed to the former holders of Company Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration (subject to any applicable abandoned property, escheat or similar Law).

(e)            None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting of such Person of a bond in a reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable or deliverable in respect thereof pursuant to Section 2.6(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g)            The Paying Agent shall invest the Payment Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 2.7             Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.8              Treatment of Company Equity Awards.

(a)            Company Stock Options. As of the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall automatically and without any action on the part of the holder thereof be cancelled and cease at the Effective Time to represent an option with respect to shares of Common Stock, and shall only entitle the holder of such Company Stock Option to receive a cash payment from the Surviving Corporation equal to the product of (i) the total number of shares of Common Stock then subject to such Company Stock Option multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Stock Option as of immediately prior to the Effective Time, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid (x) by the Surviving Corporation through the Paying Agent for holders of Non-Employee Company Stock Options (in respect of Non-Employee Company Stock Options) and (y) by the Surviving Corporation to holders of Employee Company Stock Options (in respect of Employee Company Stock Options), net of any applicable withholding Taxes, as soon as practicable after the Effective Time through the Surviving Corporation’s payroll on the next administratively practicable regular payroll date but in no event later than ten (10) Business Days following the Effective Time. For the avoidance of doubt, any Company Stock Option that has an exercise price per share of Common Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b)            Company RSUs. As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall automatically become immediately vested, and each Company RSU shall be cancelled and cease at the Effective Time to represent a right with respect to shares of Common Stock and shall be converted, without any action on the part of any holder thereof, into the right to receive from the Surviving Corporation a cash payment equal to the product of (i) the total number of shares of Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid (x) by the Surviving Corporation through the Paying Agent for holders of Non-Employee Company RSUs (in respect of Non-Employee Company RSUs) and (y) through the Surviving Corporation to such holders of Employee Company RSUs (in respect of Employee Company RSUs), net of any applicable withholding Taxes, as soon as practicable after the Effective Time through the Surviving Corporation’s payroll on the next administratively practicable regular payroll date but in no event later than ten (10) Business Days following the Effective Time.

(c)            Company Share-Based Awards. As of the Effective Time, each Company Share-Based Award outstanding immediately prior to the Effective Time shall automatically become fully vested, and all vesting restrictions shall lapse, and, in exchange for the cancellation of such Company Share-Based Award, entitle the holder of such Company Share-Based Award to a cash payment equal to the product of (i) the total number of shares of Common Stock then underlying such Company Share-Based Award multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding (the “Company Share-Based Award Payment”). The Company Share-Based Award Payment shall be made (x) by the Surviving Corporation through the Paying Agent for holders of Non-Employee Company Share-Based Awards (in respect of Non-Employee Company Share-Based Awards) and (y) through the Surviving Corporation to such holders of Employee Company Share-Based Awards (in respect of Employee Company Share-Based Awards), net of any applicable withholding Taxes with respect to the full amount of the Company Share-Based Award Payment, through the Surviving Corporation’s payroll on the next administratively practicable regular payroll date (and in any event within ten (10) Business Days) following the Effective Time.

(d)            Certain Actions. Prior to the Effective Time, the Company shall take all actions necessary to effectuate the treatment of the Company Stock Options, Company RSUs and any Company Share-Based Awards as provided in this Section 2.8. In addition, as soon as practicable following the date of this Agreement, the Company shall take all actions necessary to cause all Company RSUs that are outstanding on and after the date of this Agreement to be settled, upon vesting (or the applicable later date in the case of any such awards that are deferred compensation), on a net basis (i.e., by reducing the number of shares of Common Stock delivered to an award holder by the number of shares of Common Stock necessary to cover any applicable Tax withholdings in such manner as the Company has historically effectuated net settlement of Company RSUs).

Section 2.9             Withholding. Parent, the Company and the Surviving Corporation (and any agent acting on behalf of any of them, including the Paying Agent), as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Law. To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10           Company ESPP. As soon as practicable following the date of this Agreement, the Matrix Board and the Company Board (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (a) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement, (b) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (c) no offering period shall be commenced after the date of this Agreement, and (d) if requested by Parent, the Company ESPP shall terminate, effective on or before the fifth trading day before the Effective Time (in accordance with the terms of the Company ESPP).

Section 2.11           No Appraisal Rights; Approvals. In accordance with the IBCA, no appraisal rights shall be available with respect to the Merger. Matrix and the Company have determined that no vote or corporate action by the shareholders of the Company or Matrix is required to consummate the transactions contemplated hereby, including the Merger, except for the delivery of the sole shareholder approval by Matrix as set forth in Section 5.2(a).

Section 2.12           Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 9.1, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, subdivision, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Stock Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.12 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement; provided, that (i) nothing in this Section 2.12 shall prohibit any action by the Company or any SpinCo Entity to be taken pursuant to the Spin-Off Agreements and (ii) no adjustment shall be made pursuant to this Section 2.12 as a result of the transactions contemplated by the Spin-Off Agreements to the extent such transactions are consistent with the representations in Section 3.5.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly provided herein: (a) representations and warranties are being made in this Agreement by Matrix and the Company solely with respect to the Company, the SpinCo Entities, SpinCo Business, SpinCo Assets or SpinCo Liabilities, and excluding matters to the extent they relate to RemainCo, the RemainCo Subsidiaries, RemainCo Assets, RemainCo Liabilities or the RemainCo Business to the extent that the matters relating thereto with respect to which Matrix and the Company would otherwise be making representations and warranties would not reasonably be expected to adversely affect the Company, any SpinCo Entity, the SpinCo Business, the SpinCo Assets, the SpinCo Liabilities or Parent following the Effective Time, in each case in any material respect, and would not reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement; and (b) all representations and warranties being made with respect to the Company and the SpinCo Entities shall be deemed to apply to Matrix and the RemainCo Subsidiaries prior to the completion of the Separation and Distribution to the extent related to the SpinCo Entities, SpinCo Business, SpinCo Assets or SpinCo Liabilities. Except as disclosed in the Company SEC Documents or the Matrix SEC Documents (each as defined below), in each case publicly filed at least one (1) Business Day prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors,” disclosure set forth in any “forward looking statements” or “qualitative and quantitative disclosure about market risk” sections, or any other disclaimer or other general statements, to the extent they are cautionary, predictive or forward looking in nature, that are included in any part of any Company SEC Document or Matrix SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Matrix and the Company contained in this Agreement), it being agreed that this sentence shall not be applicable to Section 3.1, Section 3.2, Section 3.5, Section 3.6, Section 3.9(a) or Section 3.21 and (b) subject to Section 10.5 and except as set forth in the Company Disclosure Letter, Matrix and the Company represent and warrant to Parent and Merger Sub that:

Section 3.1             Corporate Existence and Power.

(a)            Each SpinCo Entity will, in accordance with the Plan of Separation, be a Subsidiary of the Company as of immediately prior to the Distribution, and which will constitute all of the Subsidiaries of the Company as of the Closing.

(b)            Each of Matrix, the Company and each SpinCo Entity (i) is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of its jurisdiction of formation recognize the concept of good standing) under the laws of its jurisdiction of formation and (ii) has (or, if formed after the date of this Agreement, shall have at the Effective Time), all necessary corporate or other entity power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as now conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the governing documents of the Company and each SpinCo Entity (to the extent formed as of the date of this Agreement) which would reasonably be expected to be a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company following the Distribution, in each case as in effect on the date of this Agreement.

Section 3.2             Corporate Authorization. Each of Matrix and the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Matrix and the Company, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Matrix and the Company, and no other corporate proceeding on the part of Matrix or the Company is necessary to authorize the execution and delivery of this Agreement, the performance by Matrix and the Company of their respective obligations hereunder and the consummation by Matrix and the Company of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of Matrix and the Company enforceable against Matrix and the Company, respectively, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”). As of the date of this Agreement, each of the Matrix Board and the Company Board, at meetings duly called and held, has duly and unanimously adopted resolutions that have not been withdrawn or amended that (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Matrix or the Company, as applicable, and their respective shareholder or shareholders, (ii) determined that it is in the best interests of Matrix or the Company, as applicable, and their respective shareholder or shareholders and declared it advisable for Matrix or the Company, as applicable, to enter into this Agreement and perform its obligations hereunder, (iii) approved the execution and delivery by Matrix or the Company, as applicable, of this Agreement, the performance by Matrix or the Company, as applicable, of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein and (iv) with respect to the Company Board, has resolved to recommend to Matrix, as its sole shareholder, to adopt and approve this Agreement and the transactions contemplated hereby.

Section 3.3             Governmental Authorization. The execution and delivery of this Agreement by Matrix and the Company and the performance of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing by the Company of the Articles of Merger with the Secretary of State of the State of Iowa, (b) compliance with any applicable requirements of the HSR Act and other Competition Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, and (e) any immaterial actions or filings.

Section 3.4             Non-Contravention. The execution and delivery of this Agreement by Matrix and the Company and the performance of their respective obligations hereunder do not and will not, assuming the receipt of the authorizations, consents and approvals referred to in clauses (a) through (d) of Section 3.3 are obtained and of Matrix, in its capacity as the sole shareholder of the Company, (a) conflict with or breach any provision of the articles of incorporation or bylaws of Matrix or the Company, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Company Material Contract or except for the consent of Hawkeye obtained prior to the execution of this Agreement, the Hawkeye Merger Agreement or (d) result in the creation or imposition of any material Lien, other than any Permitted Lien, on any material property or asset of the Company or any SpinCo Entity.

Section 3.5             Capitalization.

(a)            Matrix Capitalization.

(i)            As of the date of this Agreement, the authorized capital stock of Matrix consists solely of 80,000,000 shares of Common Stock, par value $1.00 per share, of Matrix (the “Matrix Common Stock”), 15,000,000 shares of Class B Common Stock, par value $1.00 per share, of Matrix (the “Matrix Class B Stock” and together with the Matrix Common Stock, the “Matrix Stock”) and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Matrix Preferred Stock”). As of the close of business on October 4, 2021 (the “Matrix Capitalization Date”), there were (A) 40,729,912.173 shares of Matrix Common Stock issued and outstanding, (B) 5,060,989 shares of Matrix Class B Stock issued and outstanding, (C) no shares of Matrix Preferred Stock issued or outstanding, (D) Matrix Stock Options to purchase an aggregate of 4,572,590 shares of Matrix Common Stock with a weighted average exercise price of $45.11, of which (i) 3,697,590 were issued under a Matrix Equity Plan, with a weighted average exercise price of $39.10, 2,919,064 of which have an exercise price equal to or less than $54.88 (and a weighted average exercise price of $34.07) and (ii) 875,000, with a weighted average exercise price of $70.50, were not issued under a Matrix Equity Plan, (E) Matrix RSUs with respect to an aggregate of 1,657,859 shares of Matrix Common Stock, all of which were issued under a Matrix Equity Plan, (F) 162,307.62 outstanding stock equivalent units convertible into shares of Matrix Common Stock issued under the Matrix Deferred Compensation Plan (the “Matrix Common Stock Equivalents”), (G) 4,797,286 shares of Matrix Stock were available for issuance of future awards under the Matrix Equity Plans and no other shares of Matrix Stock were available for issuance of future awards under any other Matrix equity compensation plan or arrangement, and (H) 6,599 shares of Matrix Common Stock remaining to be purchased under the Company ESPP. Except for issuances that would be permissible under Item 2 of Section 5.1(c) of the Company Disclosure Letter and issuances related to the vesting of outstanding Matrix Stock Options, Matrix RSUs or Matrix Share-Based Awards, no shares of Matrix Stock or Matrix Preferred Stock have been issued, and no Matrix Stock Options, Matrix RSUs or Matrix Share-Based Awards have been issued between the Matrix Capitalization Date and the execution of this Agreement.

(ii)            Except (w) as set forth in Section 3.5(a) of the Company Disclosure Letter, (x) for any Matrix Stock Options, Matrix RSUs and Matrix Share-Based Awards that are granted under the Matrix Equity Plans or otherwise after the date of this Agreement in accordance with the terms of this Agreement, (y) Matrix Common Stock Equivalents that are granted under the Matrix Deferred Compensation Plan after the date of this Agreement in accordance with the terms of such plan and this Agreement and (z) for any shares of Matrix Stock issued upon the exercise of Matrix Stock Options or the settlement of Matrix RSUs, in each case, that were outstanding on the date hereof or subsequently granted following such date if such grant would not be prohibited if made after the date hereof under the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Matrix, (ii) securities of Matrix convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in Matrix, (iii) subscriptions, options, warrants or other rights or agreements, commitments or understandings to purchase, acquire or otherwise receive from Matrix or any Subsidiary of Matrix (including the Company and the SpinCo Entities), or other obligation of Matrix or any Subsidiary of Matrix (including the Company and the SpinCo Entities) to issue or sell, any shares of capital stock or other voting securities of or other ownership interests in Matrix, or securities convertible into or exchangeable or exercisable for such subscriptions, options, warrants or other rights or agreements, commitments or understandings or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Matrix or any Subsidiary of Matrix (including the Company and the SpinCo Entities) that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in Matrix (the items in clauses (i) through (iv) being referred to collectively as the “Matrix Securities”).

(iii)            There are no outstanding obligations of Matrix or any Subsidiary of Matrix (including the Company and the SpinCo Entities) to repurchase, redeem or otherwise acquire any Matrix Securities. Neither Matrix nor any Subsidiary of Matrix (including the Company and the SpinCo Entities) is a party to any shareholder agreement, voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Matrix Securities. All outstanding shares of capital stock of Matrix have been duly authorized and validly issued and are fully paid and nonassessable, free of preemptive rights and have been issued in compliance with all applicable securities Laws. There are no outstanding bonds, debentures, notes or other indebtedness of Matrix having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Matrix may vote.

(iv)            Each Matrix Stock Option, Matrix RSU and Matrix Share-Based Award was granted in all material respects in accordance with the terms of the applicable Matrix Equity Plan under which it was issued, if applicable. No shares of Matrix Stock are owned by the Company or any SpinCo Entity, and no shares of the Company are owned by any SpinCo Entity.

(b)            Company Capitalization.

(i)            As of the date of this Agreement, the authorized capital stock of the Company consists solely of 100 shares of Company Common Stock, par value $1.00 per share, and 100 shares of Company Common Stock are issued and outstanding. Upon the occurrence of the Spin-Off, each holder of Matrix Stock as of the record date set by Matrix for the Spin-Off (or, as applicable, any holder of Matrix Stock outstanding on such record date but acquired after such record date with the entitlement to receive Company Stock in the Spin-Off) and, as expressly provided for in the Employee Matters Agreement, each holder of other Matrix Securities as of the time of the Distribution will receive, on a one-for-one basis (subject to adjustments as set forth in the Spin-Off Agreements), an equal number and type of securities of the Company, which securities, together with any securities of the Company that are Interim Securities (for the avoidance of doubt, without duplication of the foregoing), shall constitute all of the issued and outstanding securities of the Company (collectively, the “Closing Company Securities”).

(ii)           As of immediately prior to the Closing, except for the Closing Company Securities, there will be no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) subscriptions, options, warrants or other rights or agreements, commitments or understandings to purchase, acquire or otherwise receive from the Company or any SpinCo Entity, or other obligation of the Company or any SpinCo Entity to issue or sell, any shares of capital stock or other voting securities of or other ownership interests in the Company, or securities convertible into or exchangeable or exercisable for such subscriptions, options, warrants or other rights or agreements, commitments or understandings or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any SpinCo Entity that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(iii)           There are no outstanding obligations of the Company or any SpinCo Entity to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any SpinCo Entity is a party to any shareholder agreement, voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, free of preemptive rights and have been issued in compliance with all applicable securities Laws, and as of the date of this Agreement are owned by Matrix free and clear of any Lien. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. No SpinCo Entity owns any capital stock of the Company.

(iv)            Each Company Stock Option, Company RSU and Company Share-Based Award was granted in all material respects in accordance with the terms of the applicable Company Equity Plan issued thereunder, if applicable. No shares of Company Stock are owned by any SpinCo Entity.

Section 3.6            Subsidiaries.

(a)          As of the date of this Agreement, all of the outstanding capital stock or other voting securities of or other ownership interests in each SpinCo Entity and, to the Knowledge of the Company, each Minority Investment Entity are owned by Matrix (and with respect to each Minority Investment Entity, to the extent of Matrix’s interest therein), directly or indirectly, free and clear of any Lien (and free of any other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) that would prevent the operation by the Surviving Corporation of such SpinCo Entity’s business or the exercise by the Surviving Corporation of ownership rights with respect to a Minority Investment Entity). As of immediately prior to the Effective Time, all of the outstanding capital stock or other voting securities of or other ownership interests in each SpinCo Entity and, to the Knowledge of the Company, each Minority Investment Entity will be owned by the Company (and with respect to each Minority Investment Entity, to the extent of the Company’s interest therein), directly or indirectly, free and clear of any material Lien (and free of any other material restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests)).

(b)          Section 3.6(b) of the Company Disclosure Letter contains a complete and accurate list of the SpinCo Entities as of the date of this Agreement including the name and jurisdiction of formation of each. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, each SpinCo Entity is directly or indirectly wholly owned by Matrix as of the date of this Agreement and will be directly or indirectly wholly owned by the Company as of immediately prior to the Effective Time. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any SpinCo Entity convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any SpinCo Entity, (ii) subscriptions, options, warrants or other rights or agreements, commitments or understandings to purchase, acquire or otherwise receive from the Company or any SpinCo Entity, or other obligations of the Company or any SpinCo Entity to issue or sell any shares of capital stock or other voting securities of or other ownership interests in any SpinCo Entity, or any securities convertible into or exchangeable or exercisable for such subscriptions, options, warrants or other rights or agreements, commitments or understandings or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any SpinCo Entity that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any SpinCo Entity (the items in clauses (i) through (iii) being referred to collectively as the “SpinCo Entity Securities”). There are no outstanding obligations of Matrix or any Subsidiary of Matrix (including the Company or any SpinCo Entity) to repurchase, redeem or otherwise acquire any of the SpinCo Entity Securities.

Section 3.7            SEC Filings and the Sarbanes-Oxley Act.

(a)          As of the date of this Agreement, Matrix has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, forms and documents required to be filed or furnished, as the case may be, by Matrix from July 1, 2019 to the date of this Agreement (collectively, the “Matrix SEC Documents”). As of its filing date (or, if amended or supplemented prior to the date of this Agreement, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Matrix SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Matrix SEC Documents contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, forms and documents required to be filed or furnished, as the case may be, by the Company (collectively, and together with the Registration Statement on Form 10 of the Company filed with or furnished to the SEC (including any versions of such Registration Statement provided to the SEC in draft form), the “Company SEC Documents”). As of its filing or submission date, as applicable (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied or will have complied, as applicable, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents contained or will contain, as applicable, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          Matrix and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Matrix has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) in compliance in all material respects with Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for Matrix and its Subsidiaries for external purposes in accordance with GAAP. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Matrix in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Matrix’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since July 1, 2019, Matrix’s principal executive officer and its principal financial officer have disclosed to Matrix’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees of Matrix or any of its Subsidiaries who have a significant role in Matrix’s internal control over financial reporting and (iii) any material claim or allegation regarding any of the foregoing (any such disclosures, the “Matrix Internal Controls Disclosures”). Matrix has made available to Parent copies of any Matrix Internal Controls Disclosures. Since July 1, 2019, neither Matrix nor any of its Subsidiaries nor, to the Knowledge of the Company, Matrix’s independent auditor (i) has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Matrix or its Subsidiaries, or their respective internal accounting controls, or (ii) has identified or been made aware of: (1) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which would adversely affect Matrix’s ability to record, process, summarize and report financial data or (2) any fraud that involves management or other employees of Matrix or any of its Subsidiaries who have a significant role in Matrix’s internal control over financial reporting.

Section 3.8            Financial Statements.

(a)          The consolidated financial statements of Matrix included or incorporated by reference in the Matrix SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Matrix and its consolidated Subsidiaries and as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the interim statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the interim statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Matrix and its applicable Subsidiaries and pro forma financial statements have been prepared from the books and records of Matrix and its applicable Subsidiaries. From June 30, 2021 to the date of this Agreement, there has not been any material change in the accounting methods used by Matrix. None of Matrix or its Subsidiaries is a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) not otherwise disclosed in its consolidated financial statements or pro forma financial statements included in the Matrix SEC Documents where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Matrix or the SpinCo Business, as applicable, in any of Matrix’s consolidated financial statements or pro forma financial statements. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Matrix SEC Documents. To the Knowledge of the Company, none of the Matrix SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Matrix.

(b)          As of the Distribution and as of the Effective Time, the combined financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) when filed or submitted, as applicable, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or submission and fairly present in all material respects the combined financial position of the Company, as of the respective dates thereof, and the combined results of its operations and its combined cash flows for the respective periods then ended (subject, in the case of the interim statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the interim statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such combined financial statements have been prepared from the books and records of Matrix and its Subsidiaries (and, following the Spin-Off, if applicable, the books and records of the Company and its Subsidiaries). From the occurrence of the Spin-Off to the Effective Time, there will not have been any material change in the accounting methods used by the Company. None of the Company or any SpinCo Entity is a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) not otherwise disclosed in its combined financial statements included in the Company SEC Documents where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the combined financial statements describing the Company. As of the Effective Time, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(c)          The audited financial statements provided pursuant to Section 5.3 will fairly present, in all material respects, the combined financial position of the Company, the combined results of the Company’s operations and the Company’s combined cash flows, as applicable, at the dates thereof and as of the periods then ended, in each case prepared on a carve-out basis that eliminates the results of operations, assets and liabilities of RemainCo and a portion of the general corporate function of Matrix. The Company’s financial statements shall be prepared in accordance with GAAP (except, in the case of the interim statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such financial statements shall be prepared from the books and records of Matrix and its Subsidiaries (and, following the Spin-Off, if applicable, the books and records of the Company and its Subsidiaries).

Section 3.9            Absence of Certain Changes.

(a)          From December 31, 2020 through the date of this Agreement, there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Except as set forth on Section 3.9(b) of the Company Disclosure Letter, from December 31, 2020 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement, the Hawkeye Merger Agreement and the Spin-Off Agreements or actions that may have been taken in connection with or in response to COVID-19, (i) the business of the Company and the SpinCo Entities have been conducted in the ordinary course of business consistent with past practices in all material respects and (ii) there has not been any action taken by the Company or any SpinCo Entity that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of Parent under Section 5.1.

Section 3.10          No Undisclosed Material Liabilities. Except (a) as set forth on Section 3.10 of the Company Disclosure Letter, (b) as reflected or reserved against in the Company Balance Sheet, (c) for liabilities incurred in the ordinary course of business consistent with Matrix’s past practice since the date of the Company Balance Sheet, (d) for liabilities arising out of this Agreement and the transactions contemplated hereby, (e) for liabilities that would be RemainCo Liabilities pursuant to the Separation and Distribution Agreement, (f) for liabilities and obligations pursuant to the SpinCo Financing and (g) for liabilities and obligations that would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no (and upon the occurrence of the Spin-Off there will not be) liabilities of the Company or the SpinCo Entities.

Section 3.11          Compliance with Laws and Court Orders; Governmental Authorizations.

(a)          Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the SpinCo Entities (i) are, and have been since January 1, 2019 (or, if later, since the formation of such entity), in compliance with all Laws and Orders applicable to the Company or the SpinCo Entities, and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to any violation of any applicable Law or Order.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the SpinCo Entities have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) the Company and the SpinCo Entities are, and have been since January 1, 2019 (or, if later, since the formation of such entity), in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (iii) since January 1, 2019 (or, if later, since the formation of such entity), neither the Company nor any SpinCo Entity has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

(c)            Since January 1, 2018, Matrix, the Company and their respective Subsidiaries have not received from any Governmental Authority any request to preserve information or any civil investigation demand relating to the SpinCo Business.

Section 3.12          Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any SpinCo Entity (or Matrix or any Subsidiary of Matrix, if it would result in a SpinCo Liability), (b) Proceeding pending (or, to the Knowledge of the Company, threatened) with respect to the Company or any SpinCo Entity (or Matrix or any Subsidiary of Matrix, if it would result in a SpinCo Liability) before any Governmental Authority or (c) Order against the Company or any SpinCo Entity.

Section 3.13         Properties.

(a)          Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a list of all material real properties (by name and location) owned by the Company or any SpinCo Entity (the “Owned Real Property”) and (ii) a list of the material leases, subleases or other material occupancies to which the Company or any SpinCo Entity is a party as tenant for real property (the “Real Property Leases”).

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Owned Real Property, (i) the Company or a SpinCo Entity has good and marketable title to such Owned Real Property, free and clear of all Liens (other than Permitted Liens), (ii) there are no (A) unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire such Owned Real Property or any portion thereof or a direct or indirect interest therein or (B) other outstanding rights or agreements to enter into any Contract for sale, ground lease or letter of intent to sell or ground lease such Owned Real Property, which, in each case, is in favor of any party other than the Company or any SpinCo Entity, (iii) policies of title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or any SpinCo Entity and (iv) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting such Owned Real Property.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or any SpinCo Entity has valid leasehold title to each real property subject to a Real Property Lease, sufficient to allow each of the Company and the SpinCo Entities to conduct their business as currently conducted, (ii) each Real Property Lease under which the Company or any SpinCo Entity leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions, and (iii) neither the Company nor any SpinCo Entity or, to the Knowledge of the Company, any other party to such Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease.

(d)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and each SpinCo Entity, in respect of all of its properties, assets and other rights that do not constitute real property or Intellectual Property (i) has valid title to all such properties, assets and other rights reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use all of such properties, assets and other rights (in each case except for Permitted Liens).

(e)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each material item of tangible personal property owned, leased or licensed by the Company and the SpinCo Entities is adequate for its present and intended use and operation and is in good operating condition, ordinary wear and tear excepted.

Section 3.14          Intellectual Property.

(a)          Section 3.14(a) of the Company Disclosure Letter lists, as of the date hereof, the Marks, Copyrights and Patents that are registered, issued or subject to an application for registration or issuance that are owned by and are material to the conduct of the business of the Company and the SpinCo Entities (collectively, the “Registered Intellectual Property”) and the Registered Intellectual Property is subsisting and to the Knowledge of the Company, where registered, valid and enforceable. The Owned Intellectual Property is owned by the Company and the SpinCo Entities free and clear of all Liens, except for Permitted Liens. The Company and the SpinCo Entities own or have the right to use the Intellectual Property necessary for or material to the conduct of the SpinCo Business, except as would not reasonably be expected to be material to the SpinCo Business, individually or in the aggregate.

(b)            Except as set forth in Section 3.14(b) of the Company Disclosure Letter, (i) to the Knowledge of the Company, the conduct of the business of the Company and the SpinCo Entities does not infringe, violate or misappropriate, and neither the Company nor any of the SpinCo Entities has infringed, violated or misappropriated since January 1, 2019, any Intellectual Property of any other Person, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect, (ii) there is no pending or, to the Knowledge of the Company, threatened material Proceeding against the Company and the SpinCo Entities alleging any such infringement, violation or misappropriation, except as would not reasonably be expected to be material to the SpinCo Business, individually or in the aggregate, and (iii) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Owned Intellectual Property that is material to the business of the Company and the SpinCo Entities in any manner that would have a Company Material Adverse Effect.

(c)          There are no material Proceedings that are pending, or to the Knowledge of the Company, threatened in writing regarding or disputing the ownership, registrability or enforceability, or use by Matrix, the Company or any of their respective Subsidiaries of any Owned Intellectual Property, other than with respect to pending patent and trademark applications before applicable Governmental Authorities.

(d)          Except for actions or failure to take actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the SpinCo Entities have taken commercially reasonable actions to maintain the (i) Registered Intellectual Property (other than applications and Registered Intellectual Property abandoned in the ordinary course of business) and (ii) secrecy of the Trade Secrets that are Owned Intellectual Property.

(e)          To the Knowledge of the Company, all IT Systems material to the business of the Company and the SpinCo Entities are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use. To the Knowledge of the Company, none of the IT Systems contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(f)         Since January 1, 2019, the Company and the SpinCo Entities (i) have not had a unplanned outage, security or other failure, unauthorized access or use, or other adverse integrity or security event affecting any of the IT Systems or (ii) have not had any Knowledge of any data security, information security, or other technological deficiency with respect to the IT Systems, in each case of clauses (i) and (ii), which caused or causes or presented or presents a risk of disruption to the IT Systems or of unauthorized access to or disclosure of personally identifiable information that had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.15          Taxes.

(a)          Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any SpinCo Entity have been duly and timely filed and are true, complete and correct in all respects, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any SpinCo Entity have been duly and timely paid, (iii) the Company and each SpinCo Entity have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and the SpinCo Entities for all taxable periods and portions thereof through the date of such financial statements, (iv) all Taxes required to be withheld by the Company or any SpinCo Entity have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (v) no Taxes with respect to the Company or any SpinCo Entity are under audit or examination by any Taxing Authority, (vi) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any SpinCo Entity with respect to any taxable period for which the period of assessment or collection remains open (vii) there are no Liens for Taxes on any of the assets of the Company or any SpinCo Entity other than Permitted Liens and (viii) no claim has been made in writing by a tax authority of a jurisdiction where the Company or a SpinCo Entity has not filed Tax Returns claiming that the Company or such SpinCo Entity is or may be subject to taxation by that jurisdiction that has not been resolved.

(b)          During the two (2) year period ending on the date of this Agreement, neither the Company nor any SpinCo Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)          Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any SpinCo Entity is a party to any agreement providing for the allocation or sharing of Taxes, except for the Tax Matters Agreement and any such agreements that (i) are solely between the Company and/or any SpinCo Entity, (ii) will terminate as of, or prior to, the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(d)          Neither the Company nor any SpinCo Entity (i) is or has been during the past three (3) years a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and the SpinCo Entities) for purposes of filing Tax Returns on net income, other than any such group of which Matrix or the Company was the common parent, or (ii)(A) has any material liability for Taxes of any Person (other than the Company or any SpinCo Entity) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by Contract or (B) has waived any statute of limitations with respect to U.S. federal income or U.S. state income Taxes or agreed to any extension of time with respect to a U.S. federal income or U.S. state income Tax assessment or deficiency.

(e)          Neither the Company nor any SpinCo Entity that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five (5) years.

(f)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g)          The representations and warranties set forth in Section 3.16 of the Hawkeye Merger Agreement, as qualified by the Company Disclosure Letter attached thereto, are and as of the Hawkeye Closing will be, true and accurate.

Section 3.16          Employee Benefit Plans.

(a)          Section 3.16(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan. For purposes of this Agreement, (i) “Company Plan” means each Employee Plan that Matrix, the Company or any SpinCo Entity sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former director, officer, employee or individual consultant (or any dependent or beneficiary thereof) of the Company or any SpinCo Entity or under or with respect to which the Company or any SpinCo Entity has any current or contingent liability or obligation, but excluding Multiemployer Plans, Employment Agreements and individual equity award agreements following the standard form of the Company or the applicable SpinCo Entity (the “Company Plan”), (ii) “Employee Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, including, but not limited to, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, welfare, employee discount or free product, vacation, sick pay or paid time off agreements, arrangements, programs, plans or policies, and each other material benefit or compensation plan, program, policy, Contract, agreement or arrangement, whether written or unwritten, and (iii) “Employment Agreement” means any individual employment offer letter or agreement providing for the payment of regular wages and salary or individualized severance eligibility to any Employee to the extent made available to Parent prior to the date of this Agreement. The Company has made available to Parent copies of such Employment Agreements.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan, each Employment Agreement and each individual equity award agreement following the standard form of Matrix, the Company or the applicable SpinCo Entity (“Award Agreement”) has been maintained, funded, administered and operated in accordance with its terms and in compliance with the requirements of applicable Law and (ii) neither the Company nor any SpinCo Entity has incurred or is reasonably expected to incur or to be subject to any material Tax or other penalty under Section 4980B, 4980D or 4980H of the Code.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 3.16(c) of the Company Disclosure Letter, (i) other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan, (ii) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and (iii) to the Knowledge of the Company, no breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

(d)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except disclosed on Section 3.16(d) of the Company Disclosure Letter, each Company Plan that is intended to be qualified under Section 401(a) of the Code has been submitted to the IRS in accordance with IRS procedures regarding a request for a determination letter and received a determination or opinion letter from the IRS that it is so qualified in form as submitted to the IRS on the date of the most recent determination or opinion letter application, and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt as of the date of the determination letter or opinion letter, and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the tax-qualified status of any such Company Plan or the exempt status of any such trust.

(e)          Except as set forth in Section 3.16(e) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). Section 3.16(e) of the Company Disclosure Letter lists each Company Plan that is a plan subject to Title IV of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Plan is in “at risk status” as defined in Section 430(i) of the Code, (ii) no Company Plan has any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived and (iii) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate thereof of incurring or being subject (whether primarily, jointly or secondarily) to a liability (whether actual or contingent) thereunder. Neither the Company, Matrix nor any of their respective Subsidiaries has received any notice from the Pension Benefit Guarantee Corporation relating to the transactions contemplated by this Agreement, the Hawkeye Merger Agreement, the Separation and Distribution Agreement or the Employee Matters Agreement.

(f)         Except as set forth in Section 3.16(f) of the Company Disclosure Letter, no Company Plan provides post-employment or post-termination health or welfare benefits for any current or former employees or other service providers (or any dependent thereof) of the Company or SpinCo Entity, other than as required under Section 4980B of the Code or other applicable Law for which the covered Person pays the full cost of coverage.

(g)          Except as set forth in Section 3.16(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation (including severance) due to any current or former director, officer, individual consultant or employee of the Company or any SpinCo Entity or (ii) result in any forgiveness of indebtedness with respect to any current or former employee, director or officer, or individual consultant of the Company or any SpinCo Entity, trigger any funding obligation under any Company Plan or Employment Agreement or impose any restrictions or limitations on the Company’s or any SpinCo Entity’s rights to administer, amend or terminate any Company Plan.

(h)          Except as set forth in Section 3.16(h) of the Company Disclosure Letter, neither the Company nor any SpinCo Entity has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A of Section 4999 of the Code.

(i)           Except as set forth in Section 3.16(i) of the Company Disclosure Letter, each Company Plan or other plan, program, policy or arrangement that constitutes a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i), to the extent then in effect, (i) was operated in material compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in material compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009 and (iii) has been in material documentary compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009.

(j)           Except for the IPC Media Pension Scheme, neither Matrix, the Company nor any of their respective Subsidiaries participates in or contributes to, or has any actual or contingent liability in relation to, any pension scheme or arrangement established in the UK for the provision of Relevant Pension Benefits and neither Matrix nor any of its Subsidiaries has given any undertaking or made any proposal or announcement as to the continuation, introduction or variation of any Relevant Pension Benefits. For these purposes, “Relevant Pension Benefits” means any pension, lump sum, gratuity or other like benefit provided or to be provided on death or in the event of incapacity or, in connection with past service, before retirement or on or after death.

(k)          International Publishing Corporation Limited (“IPCL”) is the sole “employer” (as defined in section 318 of the Pensions Act 2004 and section 124 of the Pensions Act 1995) in relation to the IPC Media Pension Scheme. Save in relation to the IPC Media Pension Scheme, neither Matrix, the Company nor any of its respective Subsidiaries (including IPCL) have been an “associate” of or “connected” with an “employer” (within the meaning of the Pension Act 2004) of an “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the Pension Schemes Act 1993). No contribution notice or financial support direction has been issued (nor, to the Knowledge of the Company, is threatened) under the Pensions Act 2004 by the “UK Pensions Regulator” (meaning the Pensions Regulator established under section 1 of the Pensions Act 2004) in relation to the IPC Media Pension Scheme and to the Knowledge of the Company no such contribution notice or financial support direction has been issued to the Company or any of its subsidiaries in relation to any other UK occupational defined benefit pension scheme. To the Knowledge of the Company, the IPC Media Pension Scheme has been operated in all material respects in accordance and in compliance with all applicable laws and regulatory requirements including any applicable laws or regulatory requirements relating to the funding of Relevant Pension Benefits. To the Knowledge of the Company each of IPCL and Meredith Pension Trustee Limited have in all material respects complied with their obligations under and in respect of the IPC Media Pension Scheme including for the avoidance of doubt those obligations as set out in the UK Pensions Deeds (which for the avoidance of doubt shall include the Deed of Guarantee) as well as all such applicable laws and regulatory requirements as apply to them in relation to the IPC Media Pension Scheme. No report has been made to the UK Pensions Regulator under section 70 (duty to report breaches of the law) of the Pensions Act 2004, and a copy of any report made under section 69 (duty to notify the UK Pensions Regulator of certain events) by IPCL has been made available to Parent.

(l)           All contributions due for payment in relation to the IPC Media Pension Scheme by IPCL have been paid by the relevant due date and neither Matrix, the Company nor any of their other respective Subsidiaries is liable to reimburse IPCL in respect of such payment. No claims (other than routine claims for benefits), regulatory Proceedings or disputes are on-going, pending or threatened in connection with the IPC Media Pension Scheme against IPCL, the Company or Matrix or Meredith Pension Trustee Limited or the administrators of the IPC Media Pension Scheme and to the Knowledge of the Company, there are no facts or circumstances likely to give rise to any such Proceedings. To the Knowledge of the Company, all membership records (detailing the contributions to and benefits payable) of the IPC Media Pension Scheme are accurate and complete in all material respects. The Company has made available to Parent in relation to the IPC Media Pension Scheme the: (i) last two formal tri-annual actuarial valuations and last two annual valuation reports, (ii) current schedule of contributions and recovery plan, (iii) current statement of funding principles, (iv) current statement of investment principles, (v) the UK Pension Deeds and (vi) all other documentation creating, amending, securing, discharging or terminating material commitments of any or each of IPCL, the Company and Matrix to or in relation to the IPC Media Pension Scheme. To the Knowledge of the Company, Meredith Pension Trustee Limited, as the trustee of the IPC Media Pension Scheme, has not accepted any contribution from a European employer (as defined for the purposes of Part 7 (cross border activities within European Union) of the Pensions Act 2004).

(m)         Section 3.16(m) of the Company Disclosure Letter contains details of the Estimated Insurance Buy-out Deficit (as defined in the Deed of Guarantee) for the IPC Media Pension Scheme as of a date not less than two (2) Business Days prior to the date of this Agreement. As of the date of this Agreement, no “Escrow Event” (as defined in the Deed of Guarantee) has occurred since the Deed of Guarantee was executed on March 15, 2018. The Deed of Guarantee has not been amended (other than agreed changes in investment strategy as provided for in the Agreed Investment Strategy as the term is defined in the Deed of Guarantee) since the Deed of Guarantee was executed on March 15, 2018.

(n)          To the Knowledge of the Company, Meredith Pension Trustee Limited (as the trustee of IPC Media Pension Scheme) has not entered into a legally enforceable agreement the effect of which is to reduce the amount of any debt due to the IPC Media Pension Scheme undersection 75 or section 75A of the Pensions Act 1995 Act which may be recovered by, or on behalf of, IPC Media Pension Trustee Limited and neither has IPCL.

(o)          The maximum aggregate amount of the retention bonuses contemplated by Section 2.9 of the Employee Matters Agreement is set forth on Section 3.16(o) of the Company Disclosure Letter.

(p)          To the Knowledge of the Company, no state of fact exists that would reasonably be expected to cause the Company and the SpinCo Entities, taken as a whole, to incur Liabilities in excess of the amount set forth on Section 3.16(p)(i) of the Company Disclosure Letter in respect of the matters described on Section 3.16(p)(ii) of the Company Disclosure Letter. The Company has provided Parent with all material information reasonably available to the Company that directly relates to the matters described on Section 3.16(p)(ii) of the Company Disclosure Letter, to the extent permitted by applicable Law, and neither the Company nor Matrix has taken any action with the primary intent or principal result of increasing the Liabilities of the Company and the SpinCo Entities with respect to the matters described on Section 3.16(p)(ii) of the Company Disclosure Letter.

Section 3.17          Employees; Labor Matters.

(a)          Except as set forth in Section 3.17(a) of the Company Disclosure Letter, (i) neither Matrix, the Company nor any SpinCo Entity is a party to or bound by any material collective bargaining agreement or other material Contract with any labor union or labor organization with respect to any employees of the SpinCo Business (each, a “Collective Bargaining Agreement”), which each such Collective Bargaining Agreement is set forth on Section 3.17(a) of the Company Disclosure Letter, (ii) since January 1, 2019, no labor union, labor organization, or group of employees of the SpinCo Business has made a demand for recognition or certification, and there are, and since January 1, 2019 have been, no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any employees of the SpinCo Business and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no ongoing or threatened union organization or decertification activities relating to employees of the SpinCo Business and no such activities have occurred since January 1, 2019. Since January 1, 2019, there has not occurred or, to the Knowledge of the Company, been threatened any strike or any slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity, union organizing campaign, or labor dispute against or involving employees of the SpinCo Business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no, and since January 1, 2019 there has not been any, unfair labor practice complaint or grievance or other administrative or judicial complaint, charge, action or investigation pending or, to the Knowledge of the Company, threatened in writing against Matrix, the Company, any SpinCo Entity or the SpinCo Business by or before the National Labor Relations Board or any other Governmental Authority with respect to any present or former employee or independent contractor of the SpinCo Business that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, Matrix, the Company and the SpinCo Entities and the SpinCo Business have complied in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, immigration, and the collection and payment of withholding and/or social security Taxes.

(c)          The Company has made available to Parent a correct and complete list identifying all Employees, including their (i) employee identification numbers; (ii) job titles; (iii) dates of hire; (iv) current rates of compensation (including base salary or wage rate), if applicable; (v) 2021 bonus targets (percentages and amounts); (vi) work locations; (vii) leave of absence status; (viii) adjusted hire date; (ix) whether covered by a Collective Bargaining Agreement and (x) whether full-time or part-time.

(d)          Since January 1, 2018, neither the Company nor any SpinCo Entity has implemented any employee layoffs or plant closures that did not comply in all material respects with all applicable notice and payment obligations under the Worker Adjustment and Retraining and Notification Act of 1988, 29 U.S.C § 2 101, et. seq., as amended, or any similar foreign, state or local law.

(e)          The Company has made available to Parent a correct and complete list identifying each natural person or entity who has performed services for any SpinCo Entity as an independent contractor between January 1, 2021 and September 23, 2021, including (i) the name of such independent contractor, (ii) the total amount paid to such independent contractor in that period, and (iii) a description of such independent contractor’s services for the Company.

(f)           Since January 1, 2018, Matrix, the Company and the SpinCo Business have been in material compliance with Laws regarding classification of independent contractors who primarily provide, or provided, services to the SpinCo Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former independent contractor who primarily provides, or provided, services to the SpinCo Business could reasonably be deemed to be a misclassified employee.

(g)          The Company, the SpinCo Entities and the SpinCo Business are and have at all relevant times been in compliance in all material respects, with applicable COVID-19 related state or local leave requirements; and to the extent that employees of the SpinCo Business have been granted paid sick leave or paid family leave under any such state or local leave requirements, the Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits, to the extent applicable. Matrix, the Company and their respective Subsidiaries have complied with all applicable COVID-19 Measures in all material respects, and have complied in all material respects with applicable COVID-19 related Laws.

Section 3.18          Environmental Matters.

(a)          Except as disclosed in Section 3.18(a) of the Company Disclosure Letter or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the SpinCo Entities are and, since January 1, 2019 (or, if later, since the formation of such entity), have been, in compliance with all applicable Environmental Laws and Environmental Permits, (ii) since January 1, 2019 (or, if later, since the formation of such entity) (or any time with respect to unresolved matters), no notice of violation or other notice has been received by the Company or any SpinCo Entity alleging any violation of, or liability arising out of, any Environmental Law, the substance of which has not been resolved, (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any SpinCo Entity under any Environmental Law and (iv) neither the Company nor any SpinCo Entity has released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances, or owned or operated any real property contaminated by any Hazardous Substances, in each case that has resulted in an investigation or cleanup by, or liability of, the Company or any SpinCo Entity.

Section 3.19          Material Contracts.

(a)          Except for this Agreement and the Company Plans, Section 3.19 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of each of the following types of Contracts to which Matrix, the Company or any SpinCo Entity is a party, or by which any of their respective properties or assets is bound (for avoidance of doubt, each of clauses (i) through (xxii) below being subject to the first sentence of the preamble to this Article III and shall only apply to the extent any Contract or arrangement referred to in clauses (i) through (xx) would be binding on the Company or the SpinCo Entities at the Effective Time):

(i)            each Contract (A) with the SpinCo Business’s top 3 digital advertising customers and magazine advertising customers, in each category, and top 3 partners for e-commerce affiliate agreements, in each case, as measured during Matrix’s 2021 fiscal year ended June 30, 2021 or (B) which is for services used by the SpinCo Business, including any sales agency, advertising representative or public relations contract which is not terminable by the Company or any SpinCo Entity without penalty on thirty (30) days’ notice or less, pursuant to which, in the case of clause (B), it would reasonably be expected that the SpinCo Business would make annual payments of $500,000 or more during any twelve (12) month period or the remaining term of such Contract;

(ii)            each Contract for capital expenditures with respect to the SpinCo Business for an amount in excess of $1,000,000 during any twelve (12) month period or the remaining term of such Contract;

(iii)           each Contract with any Affiliates of the Company or any of the SpinCo Entities that involves annual payments to or from such Affiliate in excess of $500,000 that is related to the SpinCo Business;

(iv)          each Contract with a Governmental Authority that is primarily related to the SpinCo Business;

(v)           each Real Property Lease;

(vi)          each supplier or vendor Contract pursuant to which it would reasonably be expected that the SpinCo Business would make annual payments of $2,000,000 or more during any twelve (12) month period or the remaining term of such Contract;

(vii)         each Contract which contains a covenant or other obligation of Matrix, the Company or any of their respective Subsidiaries following the Closing that requires Matrix, the Company or any of the respective Subsidiaries following the Closing to continue to engage in development, printing, publishing, production or subscription acquisition or management of any magazine title, including restrictions on ceasing publication of any titles, reducing the circulation or frequency of publication of titles or selling any title (other than (i) Contracts with an expiration date prior to June 30, 2022, (ii) Contracts terminable by the Company or any SpinCo Entity upon written notice of thirty (30) days or fewer, and (iii) Contracts for subscription acquisition that do not include any obligation for the Company or any of the SpinCo Entities to obtain a minimum number of magazine subscriptions for any particular publication);

(viii)        each Contract involving the settlement of any action, suit or proceeding related to the SpinCo Business, which will involve payments after the date of this Agreement in excess of $100,000 or impose monitoring or reporting obligations to any Person outside of the ordinary course of business;

(ix)           each Contract that, (A) limits or restricts the Company or any SpinCo Entity from competing in any line of business or with any Person in any geographic region, (B) contains exclusivity obligations or other similar restrictions binding on the Company or any SpinCo Entity, (C) requires the Company or any SpinCo Entity to conduct any business on a “most favored nations” basis with any Third Party, or (D) provides for rights of first refusal or offer or any similar requirement or right in favor of any Third Party or Minority Investment Entity, and, in the case of each of clauses (A) through (E), that is material to the Company and the SpinCo Entities, taken as a whole (provided, that the Company shall clearly identify in the Company Disclosure Letter any Contract containing any provision set forth in the preceding clauses (A) through (E) which, following the Closing, would apply to Parent Guarantor or any of its Affiliates (other than the Company and its Subsidiaries));

(x)            each Contract that is a joint venture, partnership, limited liability company or similar agreement with a Third Party that is material to the Company and the SpinCo Entities, taken as a whole;

(xi)         each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and the SpinCo Entities) relating to indebtedness for borrowed money in an amount in excess of $10 million individually;

(xii)          each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and the SpinCo Entities) with a fair value in excess of $5 million;

(xiii)       each Contract that is an acquisition agreement or a divestiture agreement or agreement for the sale, lease or license of any business or properties or assets of or by Matrix, the Company or any SpinCo Entity (by merger, purchase or sale of assets or stock) entered into since January 1, 2019 (other than license agreements entered into in the ordinary course of business) pursuant to which (A) the Company or any SpinCo Entity has any outstanding obligation to pay after the date of this Agreement consideration in excess of $5 million or (B) any other Person has the right to acquire any assets of the Company or any SpinCo Entity after the date of this Agreement with a fair market value or purchase price of more than $5 million, excluding, in each case acquisitions or dispositions of supplies, inventory or products in connection with the conduct of the Company’s and the SpinCo Entities’ business or of supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or the SpinCo Entities;

(xiv)        each Contract (A) relating to the acquisition or disposition of any entity, business or brand entered into in the three years immediately preceding the date of this Agreement or (B) pursuant to which the Company or any SpinCo Entities has continuing “earn-out” or similar obligations;

(xv)          any Contract governing a Company Related Party Transaction;

(xvi)         any material Contract with a Governmental Authority (other than as disclosed on Section 3.11 of the Company Disclosure Letter);

(xvii)        any collective bargaining agreement or other Contract with any labor organization;

(xviii)       any individual Contract between any SpinCo Entity and an Employee providing for severance;

(xix)       any Contract for the employment of any executive officer or individual employee on a full-time, part-time or consulting basis other than RemainCo Employees and/or service providers to the RemainCo Business that will not be service providers to the Company and its Subsidiaries following the Separation (A) which is not terminable at will, (B) that provides for the payment of severance upon termination of employment (with employees at the vice president level or above) or (C) the termination of which (whether terminable at will or otherwise) would otherwise require payments in excess of $100,000 (other than payments arising under the Company’s severance plan and policy); and

(xx)          any Contract not otherwise disclosed in Section 3.19 of the Company Disclosure Letter under which it is reasonably expected that the Company and the SpinCo Entities will make or receive annual payments of $2 million or more during a calendar year.

Each Contract or form of Contract of the type described in clauses (i) through (xx) is referred to herein as a “Company Material Contract” (whether or not listed in the Company Disclosure Letter).

(b)          Except for any Company Material Contract has terminated or expired in accordance with its terms, and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any SpinCo Entity, nor to the Knowledge of the Company any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract (in each case, with or without notice or lapse of time, or both), and (ii) Matrix, the Company and their respective Subsidiaries have performed their respective obligations under each of the Company Material Contracts in all material respects. True and complete copies of the Company Material Contracts and any amendments thereto have been made available to Parent prior to the date of this Agreement, in each case to the extent not in violation of any applicable Law or Contract. Except as otherwise set forth on Section 3.19(b) of the Company Disclosure Letter, to the Knowledge of the Company, other than in the ordinary course of business consistent with past practice, the Company and the SpinCo Entities have not received notice of any renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company or any SpinCo Entity under any Company Material Contract with any Person, and no such Person has made written demand for such renegotiation. Except as otherwise set forth on Section 3.19(b) of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any SpinCo Entity has, in the past three years, obtained or granted any material written waiver of or under any provision of any Company Material Contract.

(c)          Prior to the date of this Agreement, the Company has made available to Parent correct and complete copies of the Hawkeye Merger Agreement, the Spin-Off Agreements and all other Contracts between Matrix, the Company or any of their respective Affiliates, on the one hand, and Hawkeye and any of its Affiliates, on the other hand.

Section 3.20         Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of the SpinCo Business are in full force and effect. All premiums due thereunder have been paid and the Company and the SpinCo Entities are otherwise in compliance in all material respects with the terms and conditions of all such policies. As of the date of this Agreement, neither the Company nor any SpinCo Entity has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not reasonably be expected to be material to the SpinCo Business, taken as a whole.

Section 3.21          Finders’ Fee, etc. Except for Moelis & Company LLC (“Moelis”), there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any SpinCo Entity who is entitled to any fee or commission from the Company or any SpinCo Entity in connection with the transactions contemplated by this Agreement or the Hawkeye Merger Agreement, and the agreements with respect to such engagements have previously been made available to Parent.

Section 3.22          Opinions of Financial Advisors. The Company Board has received the opinion of Moelis to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Stock in the Merger is fair, from a financial point of view to such holders (other than certain excluded holders). The Company will, following the execution of this Agreement, make available to Parent, solely for informational purposes, a signed copy of each such opinion.

Section 3.23          Takeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.7, the Company Board has taken all action required to be taken by the Company Board to exempt this Agreement and the transactions contemplated hereby from any applicable Takeover Statute under the IBCA.

Section 3.24           Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among the Company and the SpinCo Entities, or that relate solely to director or officer compensation and/or benefits, no officer or director of the Company or any SpinCo Entity (a) is a party to any Contract, transaction or other arrangement with the Company or any SpinCo Entity or has any interest in any property or asset of the Company or any SpinCo Entity or (b) to the Knowledge of the Company, beneficially owns a controlling interest in an entity engaged in a transaction of the type described in clause (a) above, in the case of clause (a) and (b), that have not been timely disclosed in the Matrix SEC Documents publicly filed at least one (1) Business Day prior to the date of this Agreement (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Company Related Party Transaction”).

Section 3.25            Certain Business Practices. Since January 1, 2019 (or, if later, since the date of such entity’s formation), none of the Company or any SpinCo Entity, and, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any SpinCo Entity with respect to any matter relating to the Company or any SpinCo Entity, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.26            Data Privacy and Security. Except as set forth on Section 3.26 of the Company Disclosure Letter:

(a)          the Company and the SpinCo Entities’ collection, use, disclosure, retention, storage, and dissemination of Personal Information is, and has been since January 1, 2018, in compliance with all Privacy and Security Laws applicable to the Company or the SpinCo Entities and all applicable corporate policies of the Company or the SpinCo Entities, except, in each case, as would not reasonably be expected have a Company Material Adverse Effect;

(b)          to the Knowledge of the Company, none of Matrix, the Company or any of their respective Subsidiaries is under investigation by any Governmental Authority for a violation of Privacy and Security Laws with respect to the SpinCo Business;

(c)          since January 1, 2018, none of Matrix, the Company or any of their respective Subsidiaries has suffered a material Data Breach relating to the SpinCo Business;

(d)          since January 1, 2018, to the Knowledge of the Company, no third party that processed Personal Information on Matrix, the Company or any of their respective Subsidiaries’ behalf has suffered a Data Breach involving the SpinCo Business’ Personal Information;

(e)          none of Matrix, the Company or any of their respective Subsidiaries has notified, or been required to notify, any Person or Governmental Authority of any Data Breach relating to the SpinCo Business, except, in each case, as would not reasonably be expected have a Company Material Adverse Effect; and

(f)           none of Matrix, the Company or any of their respective Subsidiaries is subject to any pending Proceeding with respect to any Data Breach relating to the SpinCo Business.

Section 3.27          Solvency. The Company and the SpinCo Entities will be Solvent as of immediately prior to the Effective Time (after giving effect to the Separation and Distribution, to the extent completed).

Section 3.28          No Additional Representations; Limitation on Warranties. Except for the representations and warranties expressly made by Matrix and the Company in this Agreement, none of Matrix, the Company nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in the Data Room or management presentations or the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in this Agreement, and to the extent any such information is expressly included in a representation or warranty contained in this Article III, neither Matrix, the Company, the SpinCo Entities nor any other Person will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.5, except as set forth in the Parent Disclosure Letter, Parent and Merger Sub represents and warrants to the Company that:

Section 4.1            Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is and as of the Closing will be characterized as a corporation under the Code. Once formed, Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa and is and as of the Closing will be characterized as a corporation under the Code. Parent has and, following its formation Merger Sub will have, all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as now conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date of this Agreement in the case of Parent and prior to the execution and delivery of the Merger Sub Joinder by Merger Sub in the case of Merger Sub, Parent has delivered or made available to the Company true, correct and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date of this Agreement or the execution of the Merger Sub Joinder by Merger Sub, as applicable.

Section 4.2            Corporate Authorization.

(a)          Parent has and, immediately prior to executing and delivering the Merger Sub Joinder Merger Sub will have, all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Merger Sub Joinder by Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been, or will be in the case of Merger Sub, duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No other corporate proceeding on the part of Parent is, or on the part of Merger Sub will be upon the execution and delivery of the Merger Sub Joinder, necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by Matrix and the Company, constitutes a valid and binding obligation of each of Parent and, following the execution and delivery of the Merger Sub Joinder, Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)          As of the date of this Agreement, the Parent Board has and, as of the date of the Merger Sub Joinder the board of directors of Merger Sub will have, approved and declared advisable this Agreement and the transactions contemplated hereby. Parent, as the sole shareholder of Merger Sub, will approve and adopt this Agreement and the transactions contemplated hereby prior to the execution and delivery of the Merger Sub Joinder by Merger Sub. The Parent Board, acting by written consent, has duly and unanimously adopted resolutions that have not been withdrawn or amended that (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of, Parent and its sole stockholder, (ii) determined that it is in the best interests of Parent and its sole stockholder and declared it advisable for Parent to enter into this Agreement and perform its obligations hereunder and (iii) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein.

Section 4.3            Governmental Authorization. The execution and delivery of this Agreement by Parent and the Merger Sub Joinder by Merger Sub and the performance of their obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Articles of Merger with the Secretary of State of the State of Iowa, (b) compliance with any applicable requirements of the HSR Act and other Competition Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4            Non-Contravention. The execution and delivery of this Agreement by Parent and the Merger Sub Joinder by Merger Sub and the performance of their obligations hereunder do not and will not, assuming the authorizations, consents and approvals referred to in clauses (a) through (d) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of Parent or Merger Sub, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any Contract to which Parent or any of its Subsidiaries is party or which is binding upon Parent or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5            Merger Sub. Once formed, Merger Sub will be a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. From and following the date of its incorporation through the Effective Time, Merger Sub will not carry on any business or conduct any operations other than the execution of the Merger Sub Joinder, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.6            Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding or investigation pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries, (b) Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries before any Governmental Authority or (c) Order against Parent or any of its Subsidiaries or any of their respective properties.

Section 4.7            Share Ownership. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or has ever owned any Matrix Stock or Company Stock or any options, warrants or other rights to acquire Matrix Stock or Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 4.8            Solvency. Parent and Merger Sub are not entering into this Agreement and the Merger Sub Joinder, as applicable, with the intent to hinder, delay or defraud either present or future creditors of Matrix, the Company or any of their respective Subsidiaries. Assuming (a) that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 8.1 and Section 8.2 have been satisfied or waived, (b) the accuracy of the representations and warranties of Matrix and the Company set forth in Article III and (c) the performance by Matrix, the Company and their respective Subsidiaries of the covenants and agreements contained in this Agreement, each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.9            Sufficient Funds. Parent Guarantor, together with its Subsidiaries, has as of the date of this Agreement, and on the Closing Date, Parent Guarantor, together with Parent and each of their Subsidiaries shall have, funds or borrowing capacity under credit facilities or other sources of immediately available funds to fund all of the amounts required to be paid by Parent and/or Merger Sub for the consummation of the transactions contemplated hereby, including the payment of the aggregate Merger Consideration, the SpinCo Cash Payment and all associated costs and expenses required to be paid by Parent or Merger Sub hereunder. Notwithstanding anything contained in this Agreement to the contrary, the obligations of Parent and Merger Sub under this Agreement, including their obligations to consummate the Merger, are not conditioned in any manner upon Parent or Merger Sub obtaining any financing.

Section 4.10          Information Supplied. The information relating to Parent and its Subsidiaries to be contained in, or incorporated by reference in, the SEC Filings (as defined below), including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, at the time of filing of any such SEC Filing, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.10, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the SEC Filings that were not supplied by or on behalf of Parent for use therein.

Section 4.11          No Additional Representations; Limitation on Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty whatsoever. Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company, the SpinCo Business and the SpinCo Entities and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company, the SpinCo Business and the SpinCo Entities for such purposes. In entering into this Agreement, except as expressly provided herein, Parent has relied solely upon its independent investigation and analysis of the Company and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Matrix, the Company, or any of their respective Subsidiaries or directors, officers, stockholders, employees, Affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Article V

COVENANTS OF MATRIX AND THE COMPANY

Section 5.1            Conduct of Matrix and the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or expressly contemplated by this Agreement, or actions undertaken required to implement the Plan of Separation or the Hawkeye Merger or as required under the Spin-Off Agreements, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Matrix and the Company shall, and shall cause each of the SpinCo Entities to (and, to the extent relating to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, each other Subsidiary of Matrix), (i) conduct its business in all material respects in the ordinary course of business consistent with past practices, (ii) preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties (including, without limitation, using commercially reasonable efforts to retain advertisers, customers and vendors), and (iii) use commercially reasonable efforts to preserve its relationships with its employees in accordance with the ordinary course of business and consistent with past practice; provided that Matrix, its Subsidiaries and the SpinCo Entities shall be restricted pursuant to Section 5.1 with respect to the RemainCo Business, RemainCo Assets or RemainCo Liabilities solely to the extent that an action set forth above or below taken (in the case of negative covenants) or not taken (in the case of affirmative covenants) by Matrix, its Subsidiaries, the Company or the SpinCo Entities with respect to the RemainCo Business, RemainCo Assets or RemainCo Liabilities would reasonably be expected to adversely affect the Company, a SpinCo Entity, the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business, or Parent following the Effective Time, in each case in any material respect, or would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, (A) prior to the Spin-Off, neither Matrix nor the Company shall, nor shall either Matrix or the Company permit any of the SpinCo Entities (or, to the extent relating to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, any other Subsidiary of Matrix) to and (B) after the Spin-Off, the Company shall not, nor shall the Company permit any of the SpinCo Entities to (and, for the avoidance of doubt, the following limitations on Matrix and its Subsidiaries, including the Company, shall only be binding on Matrix, the Company and the SpinCo Entities and shall not apply to the RemainCo Subsidiaries except to the extent relating to the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities):

(a)          amend its articles of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned Subsidiary of Matrix that would not or would not reasonably be expected to impose any material obligation on the Company or any SpinCo Entity or prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b)          (i) other than dividends and other distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company or declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Matrix’s or the Company’s capital stock or other equity securities, (ii) adjust, split, reverse split, recapitalize, subdivide, consolidate, combine or reclassify any of Matrix’s or the Company’s capital stock or other Matrix Securities or Company Securities or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of Matrix or the Company or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Matrix or the Company, except, in the case of this clause (iii), for (A) prior to the Spin-Off, such purchases, redemptions and other acquisitions solely between Matrix and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Matrix and another wholly owned Subsidiary of Matrix, (B) after the Spin-Off, such purchases, redemptions and other acquisitions solely between the Company and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company, (C) prior to the Spin-Off, redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Matrix Stock Options with Matrix Common Stock or to satisfy Tax withholding obligations in connection with the exercise of Matrix Stock Options or the vesting or settlement of Matrix RSUs or any Matrix Share-Based Awards, (D) after the Spin-Off, redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Company Stock Options with Company Common Stock or to satisfy Tax withholding obligations in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSUs, any Company Share-Based Awards or any restricted shares of Company Common Stock, (E) prior to the Spin-Off, acquisitions of shares of Matrix Common Stock as a result of the conversion of shares of Matrix Class B Stock into shares of Matrix Common Stock or (F) after the Spin-Off, acquisitions of shares of Company Common Stock as a result of the conversion of shares of Company Class B Stock into shares of Company Common Stock;

(c)          issue, deliver, pledge or sell, or otherwise encumber by any Lien (other than a Permitted Lien) or authorize the issuance, delivery, sale or encumbrance by any Lien (other than a Permitted Lien) of, any shares of, prior to the Spin-Off, any Matrix Securities or SpinCo Entity Securities, or after the Spin-Off, any Company Securities or SpinCo Entity Securities, other than (A) the issuance of any shares of Matrix Common Stock or Company Common Stock upon the exercise of Matrix Stock Options or Company Stock Options, as applicable, or the settlement of Matrix RSUs or Matrix Share-Based Awards or Company RSUs or Company Share-Based Awards, as applicable, in each case in accordance with the applicable terms thereof, (B) if required by an employment agreement, offer letter or bonus or retention agreement with an Employee and reflected in the outstanding amounts set forth in Section 3.5(a)(i) or Section 3.5(b)(i), (C) issuances of SpinCo Entity Securities made, prior to the Spin-Off, to Matrix or any SpinCo Entity or, after or in connection with the Spin-Off, to the Company or any SpinCo Entity, (D) issuances pursuant to the conversion of shares of, prior to the Spin-Off, Matrix Class B Stock into shares of Matrix Common Stock or, after the Spin-Off, Company Class B Stock into shares of Company Common Stock (any securities issued pursuant to issuances described in clauses (A) through (D) or otherwise set forth on Schedule 5.1(c) of the Company Disclosure Letter, collectively, the “Interim Securities”);

(d)          make, authorize or commit to any new capital expenditures other than capital expenditures pursuant to the capital expenditure budget shared with Parent prior to the execution of this Agreement, as may be updated in the ordinary course of business in a manner consistent with the prior budget shared with Parent for a new budget period commencing after the execution of this Agreement, or other capital expenditures not in excess of $750,000, individually, or $3 million, in the aggregate (the “Capex Amount”);

(e)          make any acquisition (whether by merger, consolidation or acquisition of equity interests or assets) of any interest in any Person or any division or assets thereof other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement that were publicly announced prior to the date of this Agreement or otherwise made available to Parent in the Data Room prior to the date hereof and (ii) purchases of assets in the ordinary course of business that do not involve the acquisition of all or substantially all of the assets of the business in a single transaction or a series of related transactions;

(f)          sell, assign, license, lease, transfer, abandon or create any Lien (other than any Permitted Lien) on, or otherwise dispose of, any SpinCo Assets, other than (i) such sales, assignments, licenses, leases, transfers, abandonments, Liens or other dispositions that are in the ordinary course of business and are not material to the business of the Company and the SpinCo Entities, taken as a whole, (ii) as listed on Section 5.1(f) of the Company Disclosure Letter, or (iii) in order to comply with, and in accordance with, Section 7.1;

(g)          (i) prior to the Spin-Off, incur any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness among Matrix and its Subsidiaries and borrowings in the ordinary course under Matrix’s existing revolving credit facility, in each such case for which the Company and the SpinCo Entities would have no obligations from and after the Effective Time, and the SpinCo Financing; or (ii) after the Spin-Off, incur debt for borrowed money or guarantees thereof, other than under the Company’s revolving credit facility contemplated by the SpinCo Financing in an amount not exceed $75 million and intercompany indebtedness among the Company and the SpinCo Entities;

(h)          (i) make any loans, advances or capital contributions to, or investments in the Matrix Corporation Foundation, other than contributions made prior to the Spin-Off in the ordinary course of business consistent with past practice or (ii) make any loans, advances or capital contributions to, or investments in, any Person in excess of $500,000 in the aggregate, other than ordinary course advancements and reimbursements to Employees and (A) prior to the Spin-Off, to or in Matrix or its wholly-owned Subsidiaries (including in accordance with the Spin-Off Agreements) for which the Company and the SpinCo Entities would have no obligations from and after the effective time of the Spin-off and (B) after the Spin-Off, to or in the Company or the SpinCo Entities;

(i)           other than (x) renewals in the ordinary course of business consistent with the terms thereof) or (y) pursuant to an exception expressly set forth in Section 5.1(j), (i) amend, modify or terminate (excluding de minimis modifications and renewals for a term of one (1) year or less) any Company Material Contract, Specified Form Contract or any Contract related to any material IT Systems of the SpinCo Business, (ii) enter into any Contract that would constitute a Company Material Contract or Specified Form Contract if in effect on the date hereof or any Contract related to any material IT Systems of the SpinCo Business or (iii) accelerate, waive, release or assign any rights, claims or benefits, or grant any consent, under any Company Material Contract, Specified Form Contract or any Contract related to any material IT Systems of the SpinCo Business (provided, that this clause (i) shall not (A) apply to any Real Property Lease other than material Real Property Leases or (B) prohibit Matrix, the Company or any SpinCo Entity from entering into Contracts on forms other than a Specified Form Contract or from modifying a Specified Form Contract with respect to a specific Contract) (provided, further, that for purposes of this clause (i), “Company Material Contract” shall include any material supplier, customer or vendor Contract of the SpinCo Business which includes material volume-based pricing terms with respect to amounts paid by the SpinCo Business);

(j)           other than as required by applicable Law or the existing terms of any Matrix Plan or a Collective Bargaining Agreement in effect on the date hereof (or, after the Spin-Off, any Company Plan in effect as of the date of the Spin-Off, the form of which shall be the same as the corresponding Matrix Plan in effect as of the date of this Agreement) and, in each case, the following limitations shall apply only with respect to employees of, and other services providers to, the SpinCo Business and to any non-employee director of Matrix and only to the extent the obligation would be a SpinCo Liability: (i) grant or increase any severance or termination pay to any current or former independent contractor, employee, officer or director of Matrix, prior to the Spin-Off, or the Company, after the Spin-Off, or any of their respective Subsidiaries, as applicable, above the severance or termination pay that would be due under any Matrix Plan or Company Plan, as applicable, or employment agreement in effect as of the date hereof; (ii) (x) enter into or amend any employment, severance or termination agreement with any current or former independent contractor, employee, officer or director, or (y) hire any employee, except, in each case, to the extent taken in the ordinary course of business consistent with past practice (and otherwise subject to the other restrictions in this Section 5.1(j), except as set forth on Section 5.1(j) of the Company Disclosure Letter); (iii) establish, adopt, terminate or amend any (A) other Matrix Plan or Company Plan, as applicable (including any plan, agreement or arrangement that would be a Matrix Plan or Company Plan if in effect on the date hereof) or (B) Collective Bargaining Agreement; (iv) take any action to accelerate the vesting or payment, or fund or secure the payment, of compensation (including any equity-based compensation) or benefits under a Matrix Plan or Company Plan, as applicable, or otherwise; (v) loan or advance any money or any other property to any current or former director, officer, employee or independent contractor of the Company or any SpinCo Entity; (vi) grant or increase any change-in-control or retention bonus to any current or former director, officer, independent contractor or employee, except as described on Section 5.1(j) of the Company Disclosure Letter; or (vii) other than increases in compensation in the ordinary course of business consistent with past practice and in no event more than 3% of the individual’s current compensation, grant any other increase in compensation, bonus or other payments or benefits payable to any current or former independent contractor, officer, employee or director of the Company or any SpinCo Entity;

(k)          voluntarily modify any Collective Bargaining Agreement or voluntarily recognize any labor organization or union as the representative of any Employees of the SpinCo Business, or enter into any collective bargaining agreement or other material agreement with a labor organization or other union, other than an agreement to continue the current terms of any expiring Collective Bargaining Agreements;

(l)           take action, other than entering into this Agreement and consummating the transactions contemplated hereby, which could reasonably be expected to (A) cause the IPC Media Pension Scheme to terminate or wind-up or to trigger an Escrow Event (as defined in the Deed of Guarantee) or to materially alter all or any of the provisions of the UK Pension Deeds and any other documentation setting out, creating, amending, securing, discharging or terminating material commitments of any or each of IPCL, the Company and Matrix to or in relation to the IPC Media Pension Scheme (which for the avoidance of doubt shall be taken to include the Deed of Guarantee) or (B) in any way materially increase the obligations or liabilities or materially restrict the rights of either Matrix, the Company or IPCL in relation to the IPC Media Pension Scheme or to take any action which would or might cause Matrix, the Company or any of their respective Subsidiaries to become “connected” with or an “associate” of an “employer” (for the purposes of the Pension Act 2004, as amended) of a UK “occupational pension scheme” that provides benefits other than “money purchase benefits” (as such terms are defined in the Pension Schemes Act 1993, as amended);

(m)           materially change the Company’s methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(n)          (i) materially change any method of Tax accounting, (ii) make, change or rescind any material election with respect to Taxes, (iii) amend any income or other material Tax Return, (iv) consent to any extension or waiver of the limitations period applicable to any Tax audit, claim, or assessment, (v) fail to timely pay any material Tax or file any material Tax Return when due, (vi) enter into any Tax indemnity or “closing agreement” (as defined in Section 7121 of the Code), or (vii) settle or compromise any material Tax audit, claim, deficiency or assessment;

(o)          adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Matrix (prior to the Spin-Off), the Company or any SpinCo Entity;

(p)        initiate, settle, offer or propose to settle any Proceeding involving or against the Company or any SpinCo Entity in excess of $250,000 per Proceeding (excluding, for the avoidance of doubt, amounts paid by insurance) or otherwise discharge, settle or satisfy any Proceeding which initiation, discharge, settlement or satisfaction would impose any liabilities or obligations on the Company or any SpinCo Entity after the Separation;

(q)          implement any employee layoff affecting Employees of the SpinCo Business that would require notice or pay in lieu of notice under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder prior to the Closing, without regard to any action taken after Closing, or any other material reduction in force, workforce reduction or other material change in the workforce of the SpinCo Business;

(r)           enter into or terminate, fail to renew or otherwise allow to lapse, or materially increase or reduce coverage (including any material increase of any deductible or retention) relating to, any material insurance policy (including, for the avoidance of doubt, the entry into any director & officer liability or similar policy);

(s)          amend or modify any of the Spin-Off Agreements, enter into any other agreement with Hawkeye or any Affiliate of Hawkeye (including, for the avoidance of doubt, any amendment, supplement, waiver or other modification to the Hawkeye Merger Agreement) or, except as expressly contemplated by the Plan of Separation, enter into any agreement among RemainCo and the RemainCo Subsidiaries, on the one hand, and the Company and the SpinCo Entities, on the other hand, except in the case of amendments, supplements, waivers or other modifications to the Hawkeye Merger Agreement or the Spin-Off Agreements that would not reasonably be likely to result in a non-de minimis adverse effect on the SpinCo Liabilities, SpinCo Business or Parent or its Affiliates;

(t)           modify the frequency of the issuance and/or circulation of any of the SpinCo Business’s magazines or publications;

(u)          alter in any significant respect the raw materials or other supplies used for the production of any of the SpinCo Business’s publications, including any changes to the quality of the paper used for the production of any such magazines; or

(v)          agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, in the case of any action that is taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or requirements related to COVID-19 or COVID-19 Measures, Matrix and the Company shall be deemed to be acting in the ordinary course of business and in accordance with this Section 5.1 so long as such actions or omissions are commercially reasonable responses to disruptions caused by COVID-19 or COVID-19 Measures and reasonably designed to protect the health or welfare of any of Matrix, the Company or employees, directors, officers or agents of Matrix, the Company or their respective Subsidiaries or to meet recommendations of Governmental Authorities or comply with Law; provided, that the Company shall notify Parent in writing of any such material action or omission.

Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct Matrix’s or the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SpinCo Entities’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the Company reasonably believes that the requirement of such consent would violate any applicable Law.

Section 5.2            Matrix Vote; Obligations of the Company.

(a)          Immediately following the execution and delivery of this Agreement (and in any event within one (1) Business Day), Matrix, in its capacity as the sole shareholder of the Company, will execute and deliver to the Company and to Parent a written consent adopting this Agreement in accordance with the IBCA.

(b)          Matrix will take all actions necessary to cause the Company to perform when due its obligations under this Agreement to be performed prior to the Spin-Off and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 5.3            Financing Matters.

(a)          Prior to the Spin-Off, Matrix and the Company and each of their Subsidiaries shall, and from and after the Spin-Off, the Company and each of the SpinCo Entities shall, use their reasonable best efforts to, and to cause their Representatives to use reasonable best efforts to, provide to Parent such customary cooperation as may be reasonably requested by Parent related to any debt financing in connection with the transactions contemplated by this Agreement (the “Parent Financing”) and to assist Parent in obtaining the Parent Financing, including:

(i)           using reasonable best efforts in assisting in preparation for and participation in (including causing senior management of appropriate seniority and expertise to participate in), upon reasonable advance notice and at reasonable times, a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Parent Financing), drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Parent in obtaining ratings (but not any specific ratings) in respect of Parent and public ratings in respect of any debt issued or incurred as part of the Parent Financing from Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc. and in obtaining any legal opinions required in connection with the Parent Financing;

(ii)            using reasonable best efforts in assisting Parent and its potential financing sources in the preparation of (A) customary bank information memoranda, customary offering documents, lender presentations, registration statements, prospectuses and other customary disclosure and similar marketing documents for any of the Parent Financing, including the execution and delivery of customary authorization and representation letters in connection with the disclosure and marketing materials relating to the Parent Financing authorizing the distribution of information relating to Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that (to the extent accurate) the public-side version does not include material non-public information about Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, or their respective securities and (B) customary materials for rating agency presentations for the Parent Financing (all of the items in this clause (ii), collectively, the “Offering Materials”);

(iii)          delivering to Parent and its potential financing sources as promptly as reasonably practicable (and in no event later than (A) seven (7) days from the date hereof with respect to all SpinCo Required Financial Information as at and for the fiscal year ended December 31, 2020, (B) October 15, 2021, with respect to all SpinCo Required Financial Information as at and for the fiscal years to date ended June 30, 2021 (for the avoidance of doubt, without the Auditor Review, as defined below), (C) November 1, 2021, with respect to all SpinCo Required Financial Information as at and for the fiscal years to date ended June 30, 2021, which SpinCo Required Financial Information shall have been reviewed by the Company’s independent accountant in accordance with applicable auditing standards (the “Auditor Review”), (D) October 22, 2021, with respect to such ranges or “flash numbers” referenced in clause (c) of the definition of SpinCo Required Financial Information, which such ranges or “flash numbers” shall be updated no later than November 1, 2021, (E) November 15, 2021 with respect to all SpinCo Required Financial Information as at and for the fiscal years to date ended September 30, 2021 (for the avoidance of doubt with the Auditor Review as defined above), (F) for the fiscal year ended December 31, 2021, 60 days after such date and (G) for each fiscal quarter ending after January 1, 2022 and ending at least 40 days prior to the Closing Date, 40 days after the last day of each such quarter) the SpinCo Required Financial Information and other customary information (including assistance with preparing customary projections, financial estimates, forecasts and other forward-looking information) in connection with the preparation of customary disclosure and marketing materials and the Offering Materials, as applicable;

(iv)          using reasonable best efforts in requesting its independent registered public accounting firm to provide customary assistance with the due diligence activities of Parent and its Parent Financing Sources and customary consents to the use of audit reports in any disclosure and marketing materials relating to the Parent Financing;

(v)          if the Simultaneous Closing does not occur, using reasonable best efforts (i) in arranging for and consummating the Closing Date Refinancing, and (ii) to obtain and deliver to Parent, at least three (3) Business Days prior to the Closing Date, an executed payoff letter (the “Payoff Letter”) and related draft lien releases, in each case, in customary form reasonably acceptable to Parent with respect to the SpinCo Financing;

(vi)         using reasonable best efforts in executing and delivering as of, but not effective before, the Closing, customary definitive financing documentation as may be reasonably requested by Parent, including pledge and security documents, guarantees, customary officer’s certificates, instruments, filings, security agreements, back up opinion certificates and other matters ancillary to, or required in connection with, the Parent Financing (including delivering, or directing the agent under any SpinCo Financing to deliver, the stock certificates for certificated securities with transfer powers executed in blank) of the Company, its Subsidiaries and the SpinCo Entities to the extent required on the Closing Date by the terms of the Parent Financing; and

(vii)         at least three (3) Business Days prior to the Closing Date, providing all documentation and other information relating to Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, to be required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date;

provided that (x) no such cooperation shall be required to the extent that it would (A) require Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, to take any action that unreasonably interferes with the ongoing business or operations of Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, (B) require Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, to incur any fee, expense or other liability prior to the Closing for which it is not promptly reimbursed or indemnified by Parent in accordance with Section 5.3, (C) cause any representation or warranty of Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, in this Agreement to be breached, (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, (E) be reasonably expected to cause any director, officer or employee of Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, to incur any personal liability or (F) cause any breach of any applicable Law or any Contract to which Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, is a party and (y) Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, shall not be required to enter into, execute, or approve any agreement or other documentation or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters and any certificate described in the definition of “SpinCo Required Financial Information”).

(b)          Parent shall (i) indemnify and hold harmless Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, and their respective Representatives (collectively, the “Parent Financing Indemnitees”) from and against any and all out-of-pocket costs and expenses (including attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations that are finally determined in a judicial proceeding (and not subject to further appeal) to have directly or indirectly suffered or incurred by the Parent Financing Indemnitees in connection with their cooperation and assistance obligations set forth in this Section 5.3(b), except and only to the extent such costs, expenses (including attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations resulted from fraud or the gross negligence, bad faith or willful misconduct of Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable or any of their respective Representatives, (ii) reimburse Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable for all reasonable, documented and invoiced out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable (and its and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 5.3(b) (provided that such reimbursement shall not include general auditor and legal expenses that Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, would have incurred regardless of whether cooperation was required pursuant to this Section 5.3).

(c)          Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable hereby consents to the use of all of Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, logos in connection with the Parent Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable or the reputation or goodwill of Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable. In addition, Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, agrees to use reasonable best efforts to supplement the written information (other than information of a general economic or industry specific nature) concerning Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, provided pursuant to this Section 5.3 to the extent that any such information, to the Knowledge of Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, contains any material misstatements of fact or omits to state any material fact necessary to make such information concerning Matrix, the Company, any of their Subsidiaries and the SpinCo Entities, as applicable, taken as a whole, not misleading in any material respect as promptly as reasonably practicable after gaining Knowledge thereof.

(d)          Parent shall promptly, and in any event within three (3) Business Days thereof, notify the Company of (i) any reduction in, or termination of, the commitments under the Debt Commitment Letter delivered to Matrix as of the date hereof and (ii) the amount of any allocated Parent Financing, any proceeds of any Parent Financing or any commitments with respect to any Parent Financing.

Section 5.4            Hawkeye Merger Expenses. Matrix shall use reasonable best efforts to cause all costs and expenses incurred by Matrix and its Subsidiaries in connection with the Hawkeye Merger Agreement (the “Hawkeye Expenses”) to be paid in full with no further liability to Matrix or any of its Subsidiaries on or prior to the date of the Hawkeye Closing such that no such costs and expenses are required to be paid or assumed by the Company or any of the SpinCo Entities pursuant to Section 10.4 of the Hawkeye Merger Agreement or otherwise. Matrix and the Company shall provide to Parent, upon Parent’s request, evidence reasonably satisfactory to Parent of the amount of any such costs and expenses that are unpaid as of the Hawkeye Closing. For the avoidance of doubt, the Parties agree that the amount of unpaid fees, costs and expenses of the Company and its Subsidiaries (or Matrix and its Subsidiaries other than the Company and its Subsidiaries that are SpinCo Liabilities) associated with the SpinCo Financing (including the commitment for and the incurrence of, and any replacement, modification or amendment thereof) and any obligations for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees, costs and expenses that are payable in connection with the retirement or prepayment of the SpinCo Financing in connection with the Closing shall not be construed to be included in the Hawkeye Expenses.

Section 5.5            Accounts Payable and Receivable. The Company and, prior to the Spin-Off Matrix, shall, and shall cause their respective Subsidiaries to, process and pay all of their respective accounts payable and process and collect all of their respective accounts receivable, in each case, in the ordinary course of business consistent with the applicable payment terms, including with respect to applicable payment terms for each particular vendor and customer, and including as to the timing of payment or collection (in each case solely with respect to the SpinCo Business, the SpinCo Assets and the SpinCo Liabilities).

Article VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1            Conduct of Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, between the date of this Agreement and the earliest to occur of the Effective Time and termination of this Agreement in accordance with Article IX, except as contemplated by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), they shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of the Company, (a) acquire any rights, assets, business or Person or merging or consolidating with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person (which is not an Affiliate of Parent), (b) restructure, reorganize or completely or partially liquidate or (c) make any loan, advance or capital contribution to, or investment in, any other Person, in each case of foregoing clauses (a), (b) and (c), that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or publicly propose, publicly announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

Section 6.2            Formation of Merger Sub; Parent Vote; Obligations of Merger Sub.

(a)          Promptly after the date of this Agreement, and in any event within three (3) Business Days after the date hereof, Parent shall form Merger Sub. Parent shall own 100% of the outstanding equity interests of Merger Sub.

(b)          Promptly after the formation of Merger Sub, Parent shall cause Merger Sub to execute a joinder to this Agreement in the form attached as Exhibit B to this Agreement (the “Merger Sub Joinder”).

(c)          Promptly following the execution and delivery of the Merger Sub Joinder, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the IBCA.

(d)          Parent will take all actions necessary to (i) cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement and (ii) ensure that Merger Sub from its formation through the Effective Time shall not conduct any business, incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.3            Director and Officer Indemnification.

(a)          For a period of not less than six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, or other fiduciary of the Company or any of its Subsidiaries or of any Person if such service was at the request of or for the benefit of the Company or any of its Subsidiaries, to the fullest extent permitted by Law and as provided in their respective certificates of incorporation, bylaws (or comparable organizational documents) or any indemnification agreement as in effect on the date of this Agreement and made available by Matrix or the Company to Parent prior to the date of this Agreement. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in effect as of the date of this Agreement in favor of the Company Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.3, the provisions of this Section 6.3 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto. No Company Indemnified Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim in respect of which indemnification has been sought by such Company Indemnified Party hereunder without the prior written consent of Parent not to be unreasonably withheld, conditioned or delayed.

(b)          For a period of not less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the articles of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Surviving Corporation (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses no less favorable to the Company Indemnified Parties than in effect as of immediately prior to the Effective Time, and, during such six (6) year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law.

(c)          Parent shall or shall cause the Surviving Corporation to purchase prepaid “tail policies” for a period of six (6) years after the Effective Time with coverage for the persons and operations covered by Matrix’s existing D&O, errors and omissions (E&O) and fiduciary (ERISA) insurance policies, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as Matrix’s existing D&O, E&O and fiduciary (ERISA) insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.3(c); provided that the aggregate premium for such policies shall not exceed 300% of the amount per annum that Matrix pays for its 2022 full fiscal year renewal, whether or not the 2022 policies remain in place for a full fiscal year or are terminated at the consummation of the Merger (the “Premium Cap”); provided, further, that if the amount of aggregate premiums necessary to maintain or procure such insurance coverage exceeds the Premium Cap, the Parent or the Surviving Corporation may procure and maintain for such six (6) year period the most advantageous policies available for an aggregate premium equal to the Premium Cap. If requested, the Company will cooperate with Parent to procure such “tail policies”, which policies may, at Parent’s election, include an employment practices liability (EPL) policy. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policies” in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d)            In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.3.

(e)            The provisions of this Section 6.3 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.4             Employee Matters.

(a)            For a period beginning on the Closing Date and continuing thereafter for six (6) months or if shorter, the period of employment following the Closing Date of the relevant Continuing Employee, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, each Continuing Employee with (i) base salary or other base cash compensation that are at least the same as the base salary or other base cash compensation that were provided to such Continuing Employee immediately prior to the Effective Time, (ii) cash incentive compensation opportunities (including short-term annual cash incentive compensation but excluding long-term cash or equity based-compensation) that are no less favorable in the aggregate than the aggregate total cash incentive compensation opportunities provided to the Continuing Employee (but excluding long-term cash or equity-based compensation opportunities) immediately prior to the Effective Time, (iii) severance and any other termination pay and benefits plans, practices and policies (excluding any defined benefit pension and retiree medical plans, practices and policies) that are no less favorable than such plans, practices and policies that were applicable to such Continuing Employee immediately prior to the Effective Time and (iv) other employee benefits (excluding any defined benefit pension and retiree medical plans, practices and policies and excluding long-term cash or equity-based compensation opportunities)) that are no less favorable in the aggregate than such plans, practices and policies (A) that were applicable to such Continuing Employee immediately prior to the Effective Time, including employer matching contributions under the Company’s 401(k) plan if such plan continues in effect after the Effective Time or (B) then provided to similarly situated employees of Parent or its Subsidiaries. Notwithstanding the foregoing, (x) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, maintain through the end of the applicable bonus period during which the Closing Date occurs those annual (or other short-term) cash incentive award programs set forth on Section 6.4(a)(i) of the Company Disclosure Letter substantially in the form as in effect immediately prior to the Effective Time; provided, that, for the avoidance of doubt, Parent shall distribute any amounts due under such plans to eligible participants following the end of the applicable bonus period based on actual performance achieved during the applicable performance period as determined based on methodology reasonably approved by the Compensation Committee of the Matrix Board in accordance with the terms of such plans, and such bonus target amounts have been made available to Parent as provided in Section 3.17(c) (y) from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, honor the accrued and vested obligations of the Surviving Corporation and its Subsidiaries as of the Effective Time under the Company Plans (including but not limited to any accrued, unused paid time off of Continuing Employees) and (z) from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to perform all of Company’s obligations under the Employee Matters Agreement pursuant to the terms thereof, including but not limited to continuing obligations owed to current and former RemainCo Service Providers (as defined therein) set forth on Section 6.4(a)(ii) of the Company Disclosure Letter (the “Assumed RemainCo Service Providers”). Following the Closing, Parent shall, or shall cause the Surviving Corporation to, take all actions necessary to perform all of the obligations of the Company or any SpinCo Entity, as applicable, under the agreements listed on Section 6.4(a)(iii) of the Company Disclosure Letter. Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, Employees who are covered by a Collective Bargaining Agreement and who continue employment with Parent or any of its Subsidiaries, including the Surviving Corporation, following the Closing with compensation and benefits in accordance with the applicable Collective Bargaining Agreement as amended, extended or terminated from time to time in accordance with its terms and applicable Law.

(b)            Prior to the Closing, the Company and the SpinCo Entities, as applicable (and prior to the Spin-Off, Matrix), shall use reasonable best efforts to comply in all material respects with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and the SpinCo Entities in connection with the execution of this Agreement and the consummation of the Merger. Each of Parent, Matrix and the Company agree to reasonably cooperate with each other in order to comply with such obligations.

(c)            For purposes of eligibility, vesting, level of benefits, benefit accrual, and paid time off accrual (but not for benefit accruals under defined benefit pension plans or post-retirement benefit plans or any discretionary match under the Parent or a Subsidiary’s defined contribution 401(k) plan) under the employee benefit plans, programs and arrangements established or maintained by Parent and its Subsidiaries (including the Surviving Corporation) in which Continuing Employees may become eligible to participate in after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except to the extent such credit would result in a duplication of benefits or compensation). In addition, and without limiting the generality of the foregoing and subject to the terms and conditions of the applicable New Benefit Plans, (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, each Continuing Employee will be eligible to participate in such New Benefit Plans, without any waiting time or evidence of insurability requirement, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was participating immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, (A) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, for the applicable plan year in which the Closing occurs, use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Effective Time, (B) subject to the terms and conditions of the New Benefit Plans, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use reasonable best efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan and (C) to the extent Continuing Employees become covered by and participate in any medical and dependent care flexible spending accounts (“FSAs”) in a Code Section 125 cafeteria plan maintained by Parent or its Subsidiaries, Parent and its Subsidiaries shall take into account and recognize and give credit to the Continuing Employees any FSA balances of such Continuing Employees the Company’s Code Section 125 cafeteria plan as of the Effective Time.

(d)            If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan, effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). Upon the distribution of the assets in the accounts under the Company 401(k) plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, and any outstanding loans from the Company 401(k) Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.

(e)            The terms of this Section 6.4 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former employee of the Company or any SpinCo Entity, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third-party beneficiary or otherwise) other than the Parties hereto. Nothing contained in this Section 6.4 shall (i) constitute or be deemed to constitute establishment of or an amendment to or termination of any Company Plan or other compensation or benefit plan, policy, program, Contract or arrangement, (ii) obligate Parent or any of its Subsidiaries (including the Surviving Corporation) to retain the employment or service of (or provide any term or condition of employment or service to) any particular Employee or other Person or (iii) prevent Parent or any of its Subsidiaries (including the Surviving Corporation) from amending, modifying or terminating any Company Plan, Parent Plan, New Benefit Plan or other benefit or compensation plan, policy, program, Contract or arrangement, to the extent such amendment, modification, or termination is permitted by the terms of the applicable plan, policy, program, Contract, or arrangement.

(f)            Prior to the Closing, and beginning as soon as reasonably practicable following the date of this Agreement, the Company will periodically provide to Parent a customary, detailed analysis (as it may be updated from time to time) conducted by a nationally recognized accounting firm, identifying each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Merger and who has received or could otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(B)(2) of the Code) from the Company, Matrix or any of their Subsidiaries, or from Parent or any trade or business (whether or not incorporated) that is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Code, pursuant to Section 280G of the Code as a result of the Closing or the consummation of the Merger (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Merger), including the quantification and calculation of such parachute payments, together with the applicable inputs used for such calculations.

Section 6.5             SpinCo Cash Payment. If the Simultaneous Closing is to occur in accordance with Section 2.2(a), (i) Parent shall, substantially concurrently with the Closing, pay to the Company or a SpinCo Entity designated by SpinCo, in immediately available funds, the amount of the SpinCo Cash Payment, for further payment to Matrix in accordance with the terms of the Separation and Distribution Agreement (including as to timing) and (ii) the Company shall not, and may not, incur any indebtedness, obligations or other liabilities under the SpinCo Financing.

Section 6.6              Matrix Corporation Foundation. At the Closing, Parent shall pay an amount equal to $500,000 in immediately available funds to an account designated in writing by the Company, on behalf of the Matrix Corporation Foundation, for the benefit of the endowment of the Matrix Corporation Foundation.

Article VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1              Efforts.

(a)            Subject to the terms and conditions of this Agreement, each of Matrix, the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) preparing and filing, in consultation with the other Parties, as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining (and cooperating with each other to obtain or maintain) all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII); provided, however, that, no party shall be required to pay (and, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), none of Matrix, the Company or the SpinCo Entities shall pay or agree to pay) any fee, penalty or other consideration to any other Third Party (other than any filing fees paid or payable to any Governmental Authority) for any approval, consent, registration, permit, authorization or other confirmation required for the consummation of the transactions contemplated by this Agreement; provided, further, that the Parties agree and acknowledge that, except as provided in Section 8.1(a), receipt of any such any approval, consent, registration, permit, authorization or other confirmation is not a condition to Closing.

(b)            In furtherance and not in limitation of the foregoing, each of the Company, Matrix and Parent shall make, as promptly as reasonably practicable, all required filings pursuant to the HSR Act and other Competition Laws, with respect to the transactions contemplated by this Agreement; provided that the filing by each of the Company and Parent of a Notification and Report Form pursuant to the HSR Act with respect to the Merger shall be made within five (5) Business Days of the date of this Agreement, unless a later date is agreed to in writing by the Company and Parent. Each of the Company, Matrix and Parent shall respond promptly to all requests for additional information and documentary material by a Governmental Authority, and shall comply promptly with such requests unless the Company and Parent agree with each other to defer compliance, and shall use reasonable best efforts to take all other actions necessary and appropriate to obtain all necessary approvals and to cause the expiration or termination of applicable waiting periods as soon as practicable so as to permit consummation of the contemplated transactions as soon as practicable.

(c)            The Company and Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act and neither Parent nor the Company shall, without the written consent of the other (which consent shall not be unreasonably withheld): (i) pull and refile any notification under the HSR Act, (ii) enter into any timing agreement with any Governmental Authority or (iii) agree with any Governmental Authority not to consummate the transactions contemplated by this Agreement for any period of time. Parent and Matrix shall each pay 50% of the filing fees payable under the HSR Act, irrespective of whether the transactions contemplated by this Agreement are consummated.

(d)            Except as prohibited by applicable Law or Order, Parent, Matrix and the Company shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other of (and if in writing, supply to the other) any communication received from, or given to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement, (iii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals or other communications to be submitted to any Governmental Authority, and (iv) coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law; provided, that documents or information required to be provided pursuant to this Section 7.1(d) (x) may be redacted as necessary (I) to comply with contractual arrangements, (II) to avoid waiver of any legal privilege, or (III) to remove references concerning the valuation or alternative bidders, and (y) may be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed consultants of the recipient and will not be disclosed by such outside counsel or consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(e)            Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company, Matrix and Parent shall (i) not participate in or attend any meeting, or engage in any conversation, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other, (ii) give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating Parties reasonably apprised with respect thereto.

(f)             In furtherance of the foregoing, Parent shall use reasonable best efforts take any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible and in any event, before the End Date, including (i) the prompt use of its reasonable best efforts to ensure the expiration of all waiting periods under the HSR Act, and to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, (A) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Company and the SpinCo Entities (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), (B) the proffer and agreement by Parent of its willingness to take such other actions with respect to the Company and the SpinCo Entities, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) (either (A) or (B), a “Remedy”), in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any Proceeding in any forum or (y) issuance of any Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority, and (C) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; and (ii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement, provided, however, that nothing in this Agreement shall (1) require Parent to proffer or agree to any Remedy with respect to, including any sale, lease, license or other disposition of assets, rights, product lines, categories of assets or businesses or other operations or interests therein of, Parent or any of its Subsidiaries or Affiliates (or any other Person in which Parent or its Affiliates own any equity interest) other than the Company and the SpinCo Entities or (2) obligate Parent or the Company to agree to any Remedy not conditioned on the consummation of the Closing.

Section 7.2              Preparation of SEC Documents.

(a)            In connection with the Company’s filing of a registration statement on Form 10 to register the shares of Company Stock to be distributed in the Distribution (together with any amendments, supplements, prospectuses or information statements in connection therewith, the “Spin-Off Registration Statement”) or any other filings made by the Company with the SEC in connection with this Agreement or the Hawkeye Merger Agreement (collectively, together with any filings made by Matrix in connection with this Agreement or the Hawkeye Merger Agreement to the extent containing disclosure regarding the transactions contemplated by this Agreement or Parent and any of its Affiliates, the “SEC Filings”), Parent shall furnish all information concerning it as may reasonably be requested by Matrix or the Company in connection with such actions and the preparation of the Spin-Off Registration Statement and any other SEC Filings.

(b)            All of the SEC Filings and the filings by Parent with the SEC in connection with the transactions contemplated hereby and any mailings to the shareholders of Matrix or the Company in connection with the Separation, the Distribution or the Hawkeye Merger (in the case of the Hawkeye Merger, to the extent containing disclosure regarding the transactions contemplated by this Agreement or Parent and any of its Affiliates) shall be subject to the prior review and comment by the other Party, which comments Matrix, the Company or Parent, as applicable, shall consider in good faith, acting reasonably.

(c)            Matrix and the Company, shall (A) as promptly as practicable notify Parent of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Spin-Off Registration Statement or the other SEC Filings and (2) any request by the SEC for any amendment or supplements to the Spin-Off Registration Statement or the other SEC Filings or for additional information with respect thereto and (B) supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Spin-Off Registration Statement, the other SEC Filings or the Merger.

(d)            Each of Parent, Matrix and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Spin-Off Registration Statement or any other SEC Filings will, at the time of filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)            If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Spin-Off Registration Statement or the proxy statement with respect to the Hawkeye Merger, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company, in each case, by the Company (with the reasonable assistance of Parent).

Section 7.3             No Solicitation by the Company.

(a)            From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Section 7.3, neither Matrix nor the Company shall, and Matrix and the Company shall cause their Subsidiaries not to, and shall not authorize or permit to and shall use reasonable best efforts to cause its and their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate or continue in any discussions or negotiations regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and the SpinCo Entities or afford access to its business, properties, assets, books or records to any Person (other than Parent, its Affiliates and their respective representatives), in connection with any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal, (iii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, a Company Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal, (v) submit any Company Acquisition Proposal to a vote of the shareholders of Matrix or the Company or (vi) authorize, commit, resolve or agree to do any of the foregoing.

(b)            The Company shall promptly (and in any event within two (2) Business Days) notify Parent in writing after receipt of any Company Acquisition Proposal, any inquiry or proposal that could reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company, the SpinCo Entities, the SpinCo Assets or the SpinCo Business by any Person who has made or could reasonably be expected to make a Company Acquisition Proposal. Such notice shall indicate the identity of the Person making the proposal, request or offer, the material terms and conditions of any such proposal, request or offer or the nature of the information requested pursuant to such inquiry or request. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, regarding any material changes to the status and material terms of any such proposal, request or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), but in no event later than one (1) Business Day after any such material change.

(c)            Matrix and the Company shall, and shall cause each of the SpinCo Entities to, and shall direct their respective Representatives to, immediately (i) cease any existing discussions or negotiations with any Person with respect to a Company Acquisition Proposal, (ii) terminate access for any Person (other than Parent, its Affiliates and their respective Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than Parent, its Affiliates and their respective Representatives) in connection with a potential Company Acquisition Proposal who has received access to information within the past twelve months. Matrix and the Company shall use reasonable best efforts to take all actions reasonably necessary to enforce its rights under the provisions of any “standstill” agreement between Matrix and/or the Company, on the one hand, and any Person (other than Parent, its Affiliates and their respective Representatives), on the other hand, and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Company Acquisition Proposal.

Section 7.4              Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release. Thereafter, so long as this Agreement is in effect, neither Parent nor Matrix, nor the Company, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of Parent, in the case of a public statement by the Company or Matrix or their Affiliates, or of the Company, in the case of a public statement by Parent or its Affiliates, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance, and shall give reasonable consideration to all reasonable comments suggested thereto. None of the limitations set forth in this Section 7.4 shall apply to any disclosure of any information (a) in connection with any dispute between the Parties relating to this Agreement or the transactions contemplated hereby, (b) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.4, or (c) that is not confidential information of any other Party with financial analysts, investors and media representatives in the ordinary course of business and in a manner consistent with its past practice in compliance with applicable Laws.

Section 7.5             Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Separation, the Distribution, the Merger or the other transactions contemplated by this Agreement, (b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement, (c) any Proceeding or investigation, commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby, (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied or (iii) result in an inaccuracy of any of its own representations or warranties in a manner that would cause the conditions set forth in Section 8.2(a) or Section 8.3(a), as applicable, not to be satisfied at the Closing; provided that the delivery of any notice pursuant to this Section 7.5 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 7.6             Access to Information.

(a)            From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law, the Company shall (and Matrix or the Company shall cause the SpinCo Entities to) afford to Parent, its Affiliates and its officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) (“Representatives”) reasonable access during normal business hours, to all of its and the SpinCo Entities’ properties, books, Contracts, commitments, records, officers and employees and, during such period the Company shall (and Matrix or the Company shall cause the SpinCo Entities to) furnish to Parent all other information concerning it, the SpinCo Entities and each of their respective businesses, properties and personnel as Parent may reasonably request, including any information reasonably requested in connection with any tax analysis relating to the SpinCo Entities, the Separation, the Distribution or any other transactions contemplated by this Agreement or the Hawkeye Merger Agreement; provided that the Company may restrict the foregoing access and the disclosure of information to the extent that, in its good faith judgment, (i) any Law applicable to the Company or the SpinCo Entities requires the Company or the SpinCo Entities to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege, (iv) such access would unreasonably disrupt the operations of the Company or any SpinCo Entity or (v) such information is primarily related to the RemainCo Subsidiaries, RemainCo Assets, RemainCo Liabilities or the RemainCo Business. The Company shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            With respect to the information disclosed pursuant to Section 7.6(a), Parent shall comply with, and shall cause its Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 7.7             Section 16 Matters. From and after the occurrence of the Spin-Off until the Effective Time, the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.8              Stock Exchange De-listing of Company Stock; Exchange Act Deregistration. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.9              Stockholder Litigation. Each Party shall promptly notify the other Party in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against such Party, its Subsidiaries and/or any of their respective directors (and Matrix and the Company shall promptly notify Parent in writing of any litigation related to the Hawkeye Merger Agreement or the transactions contemplated thereby that is brought against Matrix, the Company, their respective Subsidiaries and/or any of their respective directors) and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Matrix and the Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation, and no such settlement involving the Company or any SpinCo Entity (or that would result in a SpinCo Liability) shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.10           Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby.

Section 7.11           Transfer Taxes. Except as otherwise provided in Section 2.6(b)(i), Parent shall be liable for any excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes (collectively, “Transfer Taxes”) imposed with respect to the Merger. Notwithstanding anything to the contrary herein, Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the Person obligated to file such Tax Returns under applicable Law. The Parties shall provide, and shall cause their respective Subsidiaries to provide, assistance and cooperation to one another with respect to the preparation and filing of such Tax Returns.

Section 7.12           Hawkeye Merger Agreement; Spin-Off Agreements.

(a)            Matrix and the Company shall use their respective reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that they otherwise deem to be proper or advisable to consummate the Hawkeye Merger and the Separation (including the Distribution) as promptly as practicable, in each case, so long as such agreements remain in effect and subject to the terms and conditions thereof. Matrix and the Company shall, and after the Closing Parent shall, or shall cause the Surviving Corporation to, take all actions reasonably necessary to perform all of the Company’s obligations under the Spin-Off Agreements and, in the case of Matrix, the Hawkeye Merger Agreement, in each case so long as such agreements remain in effect and subject to the terms and conditions thereof.

(b)            If the Hawkeye Merger Agreement is terminated in accordance with its terms, (i) the Parties agree to negotiate in good faith to amend this Agreement, the Spin-Off Agreements and the Plan of Separation as set forth on Section 7.12(b) of the Company Disclosure Letter and (ii) Matrix’s and the Company’s obligations pursuant to Section 7.12(a) relating to the Spin-Off Agreements and consummation of the transactions contemplated thereby shall be of no further force or effect with respect to actions from and following such termination until an amendment has been entered into as contemplated by the preceding clause (i).

(c)            The Parties hereby agree that certain matters with respect to this Agreement, the Hawkeye Merger Agreement and the Spin-Off Agreements shall be governed by Section 7.12(c) of the Company Disclosure Letter.

Article VIII

CONDITIONS TO THE MERGER

Section 8.1             Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub, Matrix and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by the mutual consent of Parent and the Company):

(a)            Regulatory Approval. Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)            Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or any of the transactions contemplated hereby.

(c)            Separation. The Separation (including the Distribution) shall have been consummated in accordance with its terms in all material respects, and with no variations from such terms that would be reasonably likely (individually or all such variations in the aggregate) to adversely impact the SpinCo Liabilities, SpinCo Business or Parent and its Affiliates, other than a de minimis impact.

Section 8.2             Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by Parent):

(a)            Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.5 shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) other than in each case for de minimis inaccuracies, (ii) contained in Section 3.9(a) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing, (iii) contained in Section 3.1(a), Section 3.2, Section 3.21 and Section 3.23 shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing and (iv) except for the representation and warranties described in the foregoing clauses (i) through (iii), contained in Article III shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), except where the failure of the representations and warranties contained in this clause (iv) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company and Matrix. Each of the Company and Matrix shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it, in the case of the Company, at or prior to the Closing, or in the case of Matrix, prior to the Spin-Off.

(c)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

(d)            Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)            FIRPTA Certificate. The Company shall have delivered to Parent and Merger Sub a duly completed and executed affidavit, dated as of the Closing Date and issued in form and substance as required pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), certifying under penalties of perjury that the Company Stock is not a United States real property interest within the meaning of Section 897(c) of the Code, accompanied by an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing.

(f)             Specified Consent. The consent contemplated by Section 8.2(f) of the Company Disclosure Letter shall have been obtained.

Section 8.3             Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Company):

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 4.1 and Section 4.2 shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing and (ii) except for the representation and warranties described in the foregoing clause (i), contained in Article IV shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), except where the failure of the representations and warranties contained in this clause (ii) to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants and obligations under this Agreement required to be performed by them at or prior to the Closing.

(c)            Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)            SpinCo Cash Payment. If the Simultaneous Closing is to occur in accordance with Section 2.2(a), Parent shall, substantially concurrently with the Closing, have paid to the Company or the SpinCo Entity designated pursuant to Section 6.5 the SpinCo Cash Payment, for further payment to Matrix in accordance with the Separation and Distribution Agreement (including with respect to timing).

Article IX

TERMINATION

Section 9.1             Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a)            by mutual written consent of the Company and Parent;

(b)            by either the Company or Parent:

(i)            if the Effective Time shall not have occurred on or before October 6, 2022 (the “End Date”) provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur before the End Date was primarily due to the Company’s or Matrix’s (in the case of termination by Parent) or Parent’s or Merger Sub’s (in the case of termination by the Company) breach of any of its obligations under this Agreement; or

(ii)            if there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to a Party if such Order was primarily due to the Company’s or Matrix’s (in the case of termination by Parent) or Parent’s or Merger Sub’s (in the case of termination by the Company) breach of this Agreement.

(c)            by Parent:

(i)            if the Company or Matrix shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company and Matrix during the thirty (30) day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such thirty (30) day period, shall not have been cured by the earlier of the end of such thirty (30) day period and the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.1(d)(i); or

(ii)           if Parent has not received an irrevocable written consent duly executed by Matrix, in its capacity as the sole shareholder of the Company, adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, within 24 hours of the execution and delivery of this Agreement.

(d)            by the Company:

(i)            if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent and Merger Sub during the thirty (30) day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such thirty (30) day period, shall not have been cured by the earlier of the end of such thirty (30) day period and the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company or Matrix is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.1(c)(i);

(ii)            if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, which are capable of being satisfied) and Parent and Merger Sub fail to consummate the Merger within four (4) Business Days following the date the Closing should have occurred (as such date may be extended in accordance with this Agreement); or

(iii)            following the Hawkeye Closing, if Parent has delivered written notice to the Company asserting that the SpinCo Taxes (as defined in the Tax Matters Agreement) resulting from or attributable to the Specified Items are greater than zero, and such assertion has not been withdrawn prior to the termination of this Agreement.

Section 9.2             Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreement, this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to the limitations set forth in Section 9.3 and Section 10.12, nothing in this Section 9.2 shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.3. No termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement contained therein.

Section 9.3             Termination Fees; Expenses.

(a)            Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 9.1(b)(i) (if at the time of such termination, each of the conditions set forth in Section 8.1 and Section 8.2 has been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at Closing) and if at the time of termination, the Company could have terminated this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii)), Section 9.1(d)(i) or Section 9.1(d)(ii) then Parent shall promptly pay (and, in any event, within two (2) Business Days following such termination) to the Company, by wire transfer of immediately available funds, a fee in the amount of $125,000,000 (the “Parent Termination Fee”).

(b)            The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Parent Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Parent fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for any amount due pursuant to this Section 9.3, then Parent shall pay the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at an annual rate equal to the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law). All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall a Parent Termination Fee be payable more than once. For the avoidance of doubt, the Company may simultaneously pursue (x) a grant of specific performance pursuant to Section 10.12 and (y) the payment of the Parent Termination Fee pursuant to this Section 9.3 (and, to the extent applicable, any enforcement expenses payable under and in accordance with this Section 9.3), but may not receive both a grant of specific performance pursuant to Section 10.12 and payment of the Parent Termination Fee.

(c)            Notwithstanding anything in this Agreement to the contrary, subject to Section 10.12, in the event that this Agreement is terminated under circumstances where the Parent Termination Fee is payable pursuant to this Section 9.3, the payment of the Parent Termination Fee shall be the sole and exclusive remedy of Matrix and the Company against Parent, Merger Sub and their respective Subsidiaries and any of their respective former, current or future shareholders, directors, officers, employees, Affiliates or Representatives (the “Parent Related Parties”) and the Parent Financing Sources for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties or the Parent Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Article X

MISCELLANEOUS

Section 10.1           No Survival of Representations and Warranties. None of the representations, warranties covenants and agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2           Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the consent of Matrix shall not be required with respect to any amendment, modification, supplement or waiver entered into after the occurrence of the Spin-Off, unless such action modifies the obligations of Matrix hereunder. A termination of this Agreement pursuant to Section 9.1 or an amendment of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub, Matrix and the Company, action by their respective board of directors (or a committee thereof), as applicable. Notwithstanding anything set forth above, Section 9.3(c), this Section 10.2, Section 10.3, Section 10.8, the first sentence of Section 10.10, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section, and any related definitions insofar as they affect such Sections) shall not be amended, waived or otherwise modified in a manner that is adverse to the interests of any Parent Financing Source party to any Debt Commitment Letter without the prior written consent of such Parent Financing Source.

Section 10.3           Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent or Merger Sub on the one hand, or Matrix or the Company on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that (i) Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3, and (ii) until the occurrence of the Distribution, Matrix shall act on behalf of the Company and Parent and Merger Sub may rely on any notice given by Matrix on behalf of the Company with respect to the matters set forth in this Section 10.3. Notwithstanding anything set forth above, Section 9.3(c), Section 10.2, this Section 10.3, Section 10.8, the first sentence of Section 10.10, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any such Section) shall not be waived in a manner that is adverse to the interests of any Parent Financing Source party to any Debt Commitment Letter without the prior written consent of such Parent Financing Source.

Section 10.4           Expenses. Except as otherwise provided herein, including in Section 7.1(c), all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.5           Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter or Parent Disclosure Letter (as applicable, the “Disclosure Letter”) shall have the meanings assigned to them in this Agreement. The Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Letter relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Letter is expressly made to such other part in the Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Disclosure Letter shall not be deemed to constitute an admission by the Company or Parent, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall it establish any standard of materiality for any purpose whatsoever and the inclusion of an item relating to the RemainCo Business, RemainCo Assets or RemainCo Liabilities does not, in and of itself, establish that such item relates to or affects the Company or the SpinCo Business. No disclosure in the Disclosure Letter relating to any possible breach or violation by the Company or Parent, as applicable, of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Letter be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties or Parent Guarantor at the following addresses (or at such other address for a Party or Parent Guarantor as shall be specified by like notice made pursuant to this Section 10.6):

if to Parent, Merger Sub or Parent Guarantor, to:

c/o IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention:     Kendall Handler

E-mail:            kendall.handler@iac.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:      Andrew J. Nussbaum

Jenna E. Levine

Nancy B. Greenbaum

Email:             ajnussbaum@wlrk.com

jelevine@wlrk.com

nbgreenbaum@wlrk.com

if to Matrix (prior to the Spin-Off) or the Company, to:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John S. Zieser

Email: john.zieser@meredith.com

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Ave., NW

Suite 700

Washington, DC 20004

Attention: Kevin Mills and Aaron Binstock

Email: kmills@cooley.com and abinstock@cooley.com

if to Matrix (from and after the Spin-Off), to contact information to be provided by Matrix in accordance with this Section 10.6 prior to the completion of the Spin-Off.

Section 10.7           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8           Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.3 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives, and Matrix shall not be a beneficiary of, and no provision of this Agreement, shall be enforceable by Matrix. Notwithstanding anything to the contrary set forth above, the Parent Financing Sources shall be a third-party beneficiary of Section 9.3(c), Section 10.2, Section 10.3, this Section 10.8, the first sentence of Section 10.10, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14.

Section 10.9           Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10         Assignment; Matrix Termination. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties or Parent Guarantor in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that this Agreement (including the rights, interests and obligations under this Agreement) may be assigned by Parent to (x) any of the Parent Financing Sources as collateral for the purpose of securing obligations under the Parent Financing and/or (y) a wholly owned Subsidiary of Parent Guarantor, in either case, without the prior consent of the other Parties, provided that any such assignment shall not release Parent of its obligations under this Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. The Parties agree that, from and after the occurrence of the Distribution, Matrix shall cease to have any rights or ongoing obligations pursuant to this Agreement.

Section 10.11         Governing Law.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state, except to the extent that mandatory provisions of the IBCA govern.

(b)            Notwithstanding anything herein to the contrary, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Parent Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Parent Financing, any Debt Commitment Letter, the performance thereof or the transactions contemplated thereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to without giving effect to the principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 10.12         Enforcement; Exclusive Jurisdiction.

(a)            The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties’ rights in this Section 10.12 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.12.

(b)            In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(c)            Notwithstanding anything herein to the contrary, each of the Parties acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any Parent Financing Source arising out of, or relating to, the transactions contemplated by this Agreement shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each Party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court.

Section 10.13         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY PARENT FINANCING SOURCE).

Section 10.14         No Recourse. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and Affiliates and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Parent Financing Sources, and the Parent Financing Sources shall be subject to no liability or claims by the Company (or such other Persons) in connection with the Parent Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise and neither the Company (nor any such other Person) shall commence (and, if commenced, agrees to dismiss or otherwise terminate) any Proceeding against any Parent Financing Source in connection with this Agreement, the transactions contemplated hereby (including in respect of the Parent Financing, any Debt Commitment Letter and the performance thereof). Subject to the rights of Parent under any Debt Commitment Letter under the terms thereof, and notwithstanding anything to the contrary herein, Parent agrees on behalf of itself and its Affiliates that the Parent Financing Sources shall not have any liability or obligation to Parent or any of its Affiliates (whether under contract or tort, in equity or otherwise) relating to this Agreement or any of the transactions contemplated herein (including the Parent Financing).

Section 10.15         Guarantee.

(a)            As a material inducement to Matrix and the Company entering into this Agreement and consummating the transactions contemplated hereby, Parent Guarantor hereby irrevocably and unconditionally guarantees to Matrix and the Company the full and timely performance and satisfaction of Parent’s obligations, including payment of the Merger Consideration and, as applicable, the SpinCo Cash Payment, as set forth in this Agreement (for the avoidance of doubt, the Parties agree that this guarantee shall not extend to, and Parent Guarantor shall not be in any way obligated with respect to, any obligations under the Hawkeye Merger Agreement or any Spin-Off Agreement). If, for any reason whatsoever, Parent shall fail or be unable to make full and timely payment as set forth in this Agreement or perform any of its obligations under this Agreement, such payment or obligations shall be due and payable for the purposes hereof and Parent Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, Parent’s obligations hereunder. The foregoing obligation of Parent Guarantor constitutes a continuing guarantee of payment and performance (and not merely of collection), and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor and including any amendment, extension, modification or waiver of any of Parent’s payment or other obligations hereunder, or any insolvency, bankruptcy, liquidation or dissolution of Parent or any assignment thereby .. Without limiting the generality of the foregoing, Parent Guarantor agrees that its obligations under this Section 10.15 are independent from those of Parent and its liability shall extend to all liabilities and obligations that constitute part of Parent’s payment and other obligations hereunder, irrespective of whether any action is brought against Parent or whether Parent is joined in any such action or actions. To the fullest extent permitted by applicable Law, Parent Guarantor hereby expressly and irrevocably waives any and all rights and defenses arising by reason of any Law that would otherwise require any election of remedies by Matrix or the Company in connection with Parent Guarantor’s guarantee hereunder (provided, that nothing set forth in this Agreement shall constitute a waiver of any rights or defenses of Parent or Parent Guarantor under this Agreement or any Ancillary Agreement).

(b)            Parent Guarantor hereby represents and warrants to Matrix and the Company as of the date hereof and as of the Closing as follows: (i) Parent Guarantor is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by Parent Guarantor and the performance of its obligations hereunder has been duly authorized by all necessary corporate action on the part of Parent Guarantor; (iii) no other corporate proceeding on the part of Parent Guarantor is necessary to authorize the execution and delivery of this Agreement and the performance by Parent Guarantor of its obligations hereunder; (iv) Parent Guarantor has assets of a value in excess of Parent’s payment obligations hereunder, including the aggregate Merger Consideration and payment of the SpinCo Cash Payment, and will have at or prior to the Closing such funds available to it as would be necessary to consummate the transactions contemplated hereby and perform its obligations hereunder on behalf of Parent; (v) Parent Guarantor will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), have unreasonably small capital with which to engage in its business or have incurred debts beyond its ability to pay them as they become due; and (vi) this Agreement, assuming due authorization, execution and delivery by Matrix and the Company, constitutes a valid and binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

(c)            Neither this Agreement nor any of Parent Guarantor’s obligations hereunder shall be assigned by Parent Guarantor in whole or in part without the prior written consent of the Company, and any such assignment without such consent shall be null and void.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MEREDITH CORPORATION

By:	/s/ Jason Frierott
Name: Jason Frierott
Title: Chief Financial Officer

MEREDITH HOLDINGS CORPORATION

By:	/s/ Jason Frierott
Name: Jason Frierott
Title: Vice President, Secretary and Treasurer

[Signature Page to Merger Agreement]

ABOUT, INC.

By:	/s/ Kendall Handler
Name: Kendall Handler
Title: Vice President and Secretary

solely for the limited purposes set forth herein

IAC/INTERACTIVE CORP

By:	/s/ Kendall Handler
Name: Kendall Handler
Title: SVP, General Counsel

[Signature Page to Merger Agreement]

EXHIBIT A

PLAN OF MERGER

merging

an Iowa corporation and wholly owned subsidiary of About, Inc.
to be formed promptly after the date hereof

with and into

Meredith Holdings Corporation,

an Iowa corporation

1.            Merger. In accordance with the Iowa Business Corporation Act (the “IBCA”), upon the effective time and date set forth in the Articles of Merger to be filed with the Iowa Secretary of State (such time being referred to herein as the “Merger Effective Time”), [●], an Iowa corporation to be formed after the date hereof (“Merger Sub”), which will be a direct, wholly owned subsidiary of About, Inc., a Delaware corporation (“Parent”), shall be merged (the “Merger”) with and into Meredith Holdings Corporation, an Iowa corporation (the “Company”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence as a corporation under the Laws of the State of Iowa as a wholly owned subsidiary of Parent. As of the Merger Effective Time, the separate legal existence of Merger Sub shall cease.

2.            Effects of the Merger. The Merger shall have the effects set forth in Section 490.1107 of the IBCA. Without limiting the foregoing, from and after the Merger Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

3.            Articles of Incorporation and Bylaws of the Surviving Corporation. At the Merger Effective Time, the articles of incorporation of the Company as are in effect immediately prior to the Merger Effective Time shall be amended to read in their entirety as set forth in Exhibit A attached hereto and the bylaws of the Company as are in effect immediately prior to the Merger Effective Time shall be amended to read in their entirety as set forth in Exhibit B attached hereto, and such articles of incorporation and bylaws, as so amended, shall be from and after the Merger Effective Time the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

4.            Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, (i) the directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation, removal, expiration of their term or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

5.            Manner and Basis of Converting Shares of Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or Merger Sub or any shareholder thereof:

(a)            Subject to Section 7, each share of Company Stock issued and outstanding immediately prior to the Merger Effective Time, other than any Company Cancelled Shares, shall automatically be converted, subject to the terms, conditions and procedures set forth in Section 5, Section 6 and Section 7, into the right to receive $42.18 in cash, as adjusted in accordance with the Merger Agreement (the “Merger Consideration”);

(b)            Each Company Cancelled Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)            Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) fully paid, validly issued and non-assessable share of the Surviving Corporation Common Stock.

6.            Company Stock Options, Company RSUs and Company Share-Based Awards.

(a)            Each Company Stock Option that is outstanding and unexercised immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall, as of the Merger Effective Time, automatically and without any action on the part of the holder thereof be cancelled and cease to represent an option with respect to shares of Company Stock, and shall only entitle the holder of such Company Stock Option to receive such holder’s pro rata portion of the Merger Consideration, if any, as calculated in accordance with the Merger Agreement.

(b)            Each Company RSU that is outstanding immediately prior to the Merger Effective Time shall automatically become immediately vested and shall, as of the Merger Effective Time, automatically and without any action on the part of the holder thereof be cancelled and cease to represent a right with respect to shares of Company Stock, and shall be converted, without any action on the part of the holder thereof, into the right to receive such holder’s pro rata portion of the Merger Consideration, as calculated in accordance with the Merger Agreement.

(c)            Each Company Share-Based Award shall automatically become fully vested, and all vesting restrictions shall lapse, and, in exchange for the cancellation of such Company Share-Based Award, entitle the holder thereof to such holder’s pro rata portion of the Merger Consideration, as calculated in accordance with the Merger Agreement.

7.            Exchange of Company Stock. Pursuant to Section 490.1107(1)(h) of the IBCA, from and after the Merger Effective Time, until surrendered as contemplated by this Section 7, each Company Certificate and/or Company Book-Entry Shares, shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed letter of transmittal, cash representing the Merger Consideration that the holder of such Company Certificate and/or Company Book-Entry Share is entitled to receive pursuant to this Plan of Merger. No interest will be paid or will accrue on any such consideration. The payment of the Merger Consideration in accordance with the terms of this Plan of Merger shall be deemed paid in full satisfaction of all rights pertaining to such Company Stock.

2

8.            Amendment. At any time prior to the Merger Effective Time, this Plan of Merger may be amended by the Company and Parent, provided that, in accordance with Section 490.1102(5) of the IBCA, this Plan of Merger may not be amended subsequent to the approval hereof by the Company Shareholder and the Merger Sub Shareholder (without subsequently obtaining the approval of the Company Shareholder and the Merger Sub Shareholder) to change (1) the amount or kind of shares or other securities, interests, obligations, rights to acquire shares or other securities, cash or other property to be received under this Plan of Merger by the Company Shareholders or the Merger Sub Shareholder upon conversion of the Company Common Stock and the Merger Sub Common Stock, respectively, under this Plan of Merger; (2) the articles of incorporation of the Surviving Corporation, except for changes permitted by Section 490.1005 of the IBCA; or (3) any of the other terms or conditions of this Plan of Merger if the change would adversely affect the Company Shareholder or the Merger Sub Shareholder in any material respect. Following the execution and delivery of the Merger Sub Joinder contemplated by the Merger Agreement, all references to Merger Sub herein shall automatically be to such entity that executed and delivered the Merger Sub Joinder in accordance with the terms of the Merger Agreement. In the event that Parent assigns its rights under the Merger Agreement to any other person or entity in accordance with the terms of the Merger Agreement or assigns shares of Merger Sub Common Stock to any other person or entity, Parent and the Company will amend this Plan of Merger to make conforming changes to the extent required to give effect to such assignment.

9.            Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)            “Company Book-Entry Shares” shall mean shares of Company Common Stock held in book-entry form.

(b)            “Company Cancelled Shares” shall mean each share of Company Stock that is owned, directly or indirectly, by Parent, any Parent Subsidiary (including Merger Sub), the Company or any wholly owned Company Subsidiary (including shares held as treasury stock or otherwise) immediately prior to the Merger Effective Time.

(c)            “Company Certificate” shall mean a certificate representing Company Stock.

(d)            “Company Class B Stock” shall mean each share of Class B Common Stock, par value $1.00 per share, of the Company.

(e)            “Company Common Stock” shall mean each share of Common Stock, par value $1.00 per share, of the Company.

(f)            “Company RSU” shall mean all awards of restricted stock units of the Company with respect to shares of Company Common Stock, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), in each case issued in connection with or subsequent to the Spin-Off.

3

(g)            “Company Share-Based Award” shall mean each share of the Company’s restricted stock and each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted by the Company (including stock equivalent units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Company Stock Options and Company RSUs, in each case issued in connection with or subsequent to the Spin-Off.

(h)            “Company Shareholder” shall mean a holder Company Stock.

(i)            “Company Stock” shall mean the Company Common Stock and the Company Class B Stock.

(j)            “Company Stock Option” shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to an incentive equity plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), in each case issued in connection with or subsequent to the Spin-Off and after giving effect to the exercise price adjustments provided in the Employee Matters Agreement.

(k)            “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively, and “Subsidiary”, when used with respect to any person, any other person (other than a natural person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such person.

(l)            “Employee Matters Agreement” shall mean that Employee Matters Agreement by and among Matrix, the Company and Hawkeye, dated as of May 3, 2021 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms).

(m)            “Governmental Authority” shall mean any nation or government, any federal, state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization (including stock exchanges).

(n)            “Hawkeye” shall mean Gray Television, Inc., a Georgia corporation.

(o)            “Law” shall mean any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, regulation or other similar requirement or order enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

4

(p)            “Matrix” shall mean Meredith Corporation, an Iowa corporation.

(q)            “Merger Agreement” shall mean that Agreement and Plan of Merger by and among Matrix, the Company, Parent and Parent Guarantor of even date herewith (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms).

(r)            “Merger Sub Common Stock” shall mean the common stock, par value $0.01 per share, of Merger Sub.

(s)            “Merger Sub Shareholder” shall mean Parent.

(t)            “Spin-Off” shall mean the distribution by Matrix of the Company Stock to Matrix’s shareholders in accordance with certain agreements entered into by Matrix, Hawkeye and their affiliates (including the Company), immediately after which the Company will be a standalone company owned 100% by the shareholders of Matrix.

(u)            “Parent” shall mean About, Inc., a Delaware corporation.

(v)            “Surviving Corporation Common Stock” shall mean the common stock, $0.01 par value per share, of the Surviving Corporation.

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Exhibit A

RESTATED

ARTICLES OF INCORPORATION

OF

[ ]

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to the provisions of Section 1007 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I
NAME

The name of the corporation is [ ] (the “Corporation”).

ARTICLE II
DURATION

The Corporation shall have perpetual duration.

ARTICLE III
POWERS

The Corporation shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be organized under the Act.

ARTICLE IV
CAPITAL STOCK

The number of shares of stock that the Corporation is authorized to issue is 1,000 shares of common stock, par value $0.01.

ARTICLE V
REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office in Iowa is [400 East Court Avenue, Des Moines, Iowa 50309]. The name of the Corporation’s registered agent at its registered office is [C T Corporation System].

ARTICLE VI
BOARD OF DIRECTORS

Except as otherwise provided by law, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors. The number of directors and the procedures for electing directors shall be as specified in or fixed in accordance with the Corporation’s by-laws, provided that the number of directors shall be not less than one nor more than twelve.

ARTICLE VII
LIABILITY OF DIRECTORS

A director of this Corporation shall not be liable to the Corporation or its stockholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the stockholders; (3) a violation of section 490.833 of the Act; and (4) an intentional violation of criminal law. No amendments to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of said director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the Corporation or its stockholders, then the liability of a director of this Corporation shall be automatically eliminated or limited to the full extent then permitted without further action of the Corporation or its Board of Directors. The directors of this Corporation have agreed to serve and assume the duties of directors in reliance upon the provisions of this Article.

ARTICLE VIII
INDEMNIFICATION OF DIRECTORS

Each individual who is or was a director of the Corporation (and the heirs, executors, personal representatives of administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. An Indemnitee shall be indemnified by the Corporation for any action taken, or failure to take any action, as a director, except liability for (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Corporation or the stockholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. This Article shall prevail over any inconsistent by-law or resolution adopted by the Corporation.

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ARTICLE IX
RIGHTS AND RESTRICTIONS

The stockholders of the Corporation shall not have preemptive rights, but the Corporation and the stockholders may establish other or comparable rights by written agreement. The Corporation and the stockholders may enter into one or more agreements restricting the transfer of shares of the Corporation, and such agreements shall be binding upon the Corporation, the stockholders and all subsequent stockholders of the Corporation.

CERTIFICATE OF ADOPTION

The duly adopted Restated Articles of Incorporation set forth above supersede the original articles of incorporation and all amendments thereto and consolidate the original articles of incorporation and all amendments thereto into a single document. The Restated Articles of Incorporation amend the articles of incorporation, requiring stockholder approval. The Restated Articles of Incorporation were duly approved by the stockholders in the manner required by the Act and by the articles of incorporation.

IN WITNESS WHEREOF, I have set my hand hereto this day of , .

[ ]

By:

Name:

Secretary,	[ ]

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Exhibit B

[___]
(an Iowa corporation)

BY-LAWS

Amended and Restated as of : [ ]

ARTICLE I

OFFICES

Section 1.      The registered agent and registered office of the corporation shall be as provided in the Amended and Restated Articles of Incorporation, or such other place as the Board may determine.

Section 2.      The corporation may also have offices at such other places both within and without the state of incorporation as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.      All meetings of the stockholders for the election of directors shall be held at such place as may be fixed from time to time by the Board of Directors. Meetings of stockholders for any other purpose may be held at such time and place, within or without the state of incorporation, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.      Annual meetings of stockholders shall be held on such date and at such times as may be fixed by the Board for the purpose of electing a Board of Directors and for the transaction of other business as may properly be brought before the meeting.

Section 3.      Written notice of the annual meeting shall be given to each stockholder entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting.

Section 4.      The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every election of directors, a complete list of the stockholders entitled to vote at said election, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, during ordinary business hours, for a period of at least ten days prior to the election, either at a place within the city, town or village where the election is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 5.      Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6.      Written notice of a special meeting of stockholders, stating the time, place and object thereof, shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days before the date fixed for the meeting.

Section 7.      Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8.      The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the articles of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 9.      When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock having voting power thereon, present in person or represented by a proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes or of the articles of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 10.      Except as otherwise provided in the articles of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after eleven months from its date, unless the proxy provides for a longer period.

Section 11.      Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provisions of the statutes or of the articles of incorporation, the notice of meeting, the meeting and vote of stockholders may be dispensed with if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted shall sign a consent in writing setting forth the action so taken. Prompt notice of such action by written consent shall be given to those stockholders who have not consented in writing to such corporate action.

ARTICLE III

DIRECTORS

Section 1.      The number of directors which shall constitute the whole board shall be determined from time to time by resolution of the Board of Directors, provided that such number shall not be less than one nor more than twelve. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders. Directors shall be elected by a plurality of the votes cast.

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Section 2.      Except as otherwise provided in the articles of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.

Section 3.      The business of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or by these by-laws directed or required to be exercised or done by the stockholders. No provision of the by-laws shall divest the Board of Directors of its rights and obligations under the Iowa Business Corporation Act to manage the affairs of the corporation.

Section 4.      An officer or director of this corporation shall not be disqualified by his office from dealing or contracting with this corporation either as a vendor, purchaser, or otherwise, nor shall any transaction or contract of this corporation be void or voidable by reason of the fact that any officer or director or any firm of which any officer or director is a member or any corporation of which any officer or director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that, after such interest shall have been disclosed, such transaction or contract is or shall be authorized, ratified or approved by a vote of a majority of a quorum of the Board of Directors without counting in such majority or quorum any director so interested or any director who is a member of a firm so interested or a shareholder, officer or director of a corporation so interested; nor shall any officer or director be liable to account to this corporation for any profits realized by or from or through any such transaction or contract of this corporation authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a shareholder, officer or director was interested in such transaction or contract. Nothing herein contained shall create liability in the events above described or prevent the authorization, ratification or approval of such contracts in any other manner provided by the Iowa Business Corporation Act.

ARTICLE IV

MEETINGS OF THE BOARD OF DIRECTORS

Section 1.      The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the state of incorporation.

Section 2.      The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

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Section 3.      Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 4.      Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called at the request of three directors (or all directors in the event the Board is comprised of fewer than three directors). The Secretary shall give notice of any special meeting by mailing the same at least three days, or by telegraphing, telexing, telecopying, telephoning or personally delivering the same at least one day, before the meeting to each director; but such notice may be waived by any director. When notice is given to a director by telephone, it shall be effective in accordance with Article IV, Section 1 of these by-laws.

Section 5.      The number of directors that shall constitute a quorum shall be not less than one-third of the whole Board of Directors nor less than two directors (or one director in the event that the Board is comprised of one director) and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the articles of incorporation; provided, however, that when the whole Board is comprised of only one director, then one director shall constitute a quorum and the vote of such director shall constitute the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 6.      Unless otherwise restricted by the articles of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if a written consent thereto is signed by all members of the Board or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

Section 7.      Unless otherwise restricted by the articles of incorporation or by these by-laws, the members of the Board of Directors or any committee designated by the Board, may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 8.      Any consent, vote, or approval of a director may be executed and delivered by electronic means. Without limiting the generality of the foregoing, a PDF counterpart, or multiple PDF counterparts, shall be valid and enforceable, and it shall not be necessary for any director to deliver an original signature or for all signatures to be on the same counterpart. Any counterpart signature page may be attached to the body of an instrument to form a complete and integrated whole.

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ARTICLE V

COMMITTEES OF DIRECTORS

Section 1.      The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2.      Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

ARTICLE VI

COMPENSATION OF DIRECTORS

Section 1.      The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE VII

NOTICES

Section 1.      Notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by email or telephone; provided, that when telephone notice is given, such notice shall be effective only if confirmed substantially concurrently with one other method of giving notice.

Section 2.      Whenever any notice is required to be given under the provisions of the statutes or of the articles of incorporation or of these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

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ARTICLE VIII

OFFICERS

Section 1.      The corporate officers of the corporation may consist of a Chairman of the Board, and may include a Vice Chairman of the Board (both the Chairman and the Vice Chairman shall be chosen from the Board of Directors), a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Chief Financial Officer, one or more Assistant Chief Financial Officers, a Controller, and such other officers as the Board of Directors may from time to time appoint (none of whom need be a member of the Board). In so far as permitted by law, any two offices may be held by the same person. The foregoing officers shall be elected by the Board of Directors at the first meeting after the stockholders’ annual meeting in each year.

Notwithstanding any of the provisions of this Article V, the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote for the election of directors may (i) by written consent at any time or (ii) by vote at any special or annual meeting of stockholders, elect, replace, remove (or consent to such election, replacement or removal of) any one or more officers of the corporation.

Section 2.      The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 3.      The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

Section 4.      The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

ARTICLE IX

CHAIRMAN OF THE BOARD

Section 1.      The Chairman of the Board may be elected by the Board of Directors at the first meeting after the annual meeting of stockholders in each year. The Chairman of the Board shall preside at all meetings of stockholders and of the Board of Directors, shall be ex- officio a member of all standing committees, and shall perform such other duties as may from time to time be requested of him by the Board of Directors.

ARTICLE X

VICE CHAIRMAN OF THE BOARD

Section 1.      The Vice Chairman of the Board shall preside at meetings of the Board of Directors in the absence of the Chairman of the Board and shall perform such other duties as may from time to time be requested of him by the Board of Directors.

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ARTICLE XI

THE PRESIDENT

Section 1.      The President shall have the powers and perform the duties usually incidental to the office of the President. The President shall have the general and actual management of the business of the corporation under the Chairman of the Board and shall see that all orders and resolutions of the Board of Directors are carried into effect.

Section 2.      The President may execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

ARTICLE XII

THE VICE PRESIDENTS

Section 1.      The Vice President, or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE XIII

THE SECRETARY AND ASSISTANT SECRETARIES

Section 1.      The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by, and under the supervision of, the Board of Directors or President. The Secretary shall keep in safe custody the seal of the corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it and, when so affixed, it shall be attested by his signature or by the signature of an Assistant Secretary.

Section 2.      The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

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ARTICLE XIV

The Chief Financial Officer and Assistant Chief Financial Officers

Section 1.      The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation in such depositories as may be designated by the Board of Directors.

Section 2.      The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Chief Financial Officer and of the financial condition of the corporation.

Section 3.      If required by the Board of Directors, the Chief Financial Officer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 4.      The Assistant Chief Financial Officer, or if there shall be more than one, the Assistant Chief Financial Officers, in the order determined by the Board of Directors, shall, in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE XV

THE CONTROLLER

Section 1.      The Controller following his appointment shall maintain adequate records of all assets, liabilities, and transactions of the corporation and see that audits thereof are currently and regularly made, and shall perform such other duties as may be required by the Board of Directors, the President or designated Vice President.

ARTICLE XVI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.      Each person who is or was a director or officer of the corporation, or who serves or may have served at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) and who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including appeals, shall be indemnified by the corporation as a matter of right to the full extent permitted or authorized by the Iowa Business Corporation Act, as it may from time to time be amended, against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in his capacity as a director or officer, or arising out of his status as a director or officer. Each person who is or was an employee or agent of the corporation, or who serves or may have served at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) may, at the discretion of the Board, be indemnified by the corporation to the same extent as provided herein with respect to directors and officers of the corporation.

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The corporation may, but shall not be obligated to, maintain insurance at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. The corporation may, but shall not be obligated to, pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

The indemnification provided by this Section 16 shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law or under the articles of incorporation, any agreement, vote of stockholders or disinterested directors or otherwise

ARTICLE XVII

UNCERTIFICATED SHARES; CERTIFICATES OF STOCK

Section 1.      Any and all shares of the corporation, or any part thereof, may be uncertificated shares to the extent determined by the Board of Directors, except that this Section shall not apply to shares represented by a certificate that is issued and outstanding until the certificate is surrendered to the corporation.

Section 2.      Notwithstanding any such determination by the Board of Directors, every holder of stock in the corporation shall be entitled upon request to have a certificate, signed by, or in the name of the corporation by, the President or a Vice President and the Chief Financial Officer or an Assistant Chief Financial Officer, or the Secretary or an Assistant Secretary, of the corporation, certifying the number of shares owned by such holder in the corporation. The rights and obligations of the holders of shares of common stock represented by certificates and the rights and obligations of the holders of uncertificated shares of common stock shall be identical.

Section 3.      Where a certificate is signed (1) by a transfer agent or an assistant transfer agent or (2) by a transfer clerk acting on behalf of the corporation and a registrar, the signature of any such President, Vice President, Chief Financial Officer, Assistant Chief Financial Officer, Secretary or Assistant Secretary may be made by facsimile or other electronic transmission. In case any officer or officers who have signed, or whose facsimile or electronic signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile or electronic signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

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ARTICLE XVIII

LOST CERTIFICATES

Section 1.      The Board of Directors may direct new certificates or uncertificated shares to be issued in place of any certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of new certificates or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificates alleged to have been lost or destroyed.

ARTICLE XIX

TRANSFERS OF STOCK

Section 1.      Subject to any applicable transfer restriction conspicuously noted thereon, upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to cancel the old certificate and record the transaction upon its books.

ARTICLE XX

FIXING THE DATE FOR DETERMINATION OF
STOCKHOLDERS OF RECORD

Section 1.      The Board of Directors may fix in advance a date, not more than sixty nor less than ten days preceding the date of any meeting of stockholders, nor more than sixty days prior to the date of any other action, such as the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

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ARTICLE XXI

REGISTERED STOCKHOLDERS

Section 1.      The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the state of incorporation.

ARTICLE XXII

GENERAL PROVISIONS DIVIDENDS

Section 1.      Dividends upon the capital stock of the corporation, subject to the provisions of the articles of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock subject to the provisions of the articles of incorporation.

Section 2.      Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE XXIII

ANNUAL STATEMENT

Section 1.      The Board of Directors shall present at each annual meeting, and at any special meeting of stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

ARTICLE XXIV

CHECKS

Section 1.      All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

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ARTICLE XXV

FISCAL YEAR

Section 1.      The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XXVI

SEAL

Section 1.      The corporation shall have a corporate seal only if the Board of Directors or the President so determines. If the corporation has a corporate seal, the corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal” and the state of incorporation. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. If the corporation does not have a corporate seal, no agreement, instrument or other document executed on behalf of the corporation that would otherwise be valid and binding on the corporation will be invalid or nonbinding on the corporation solely because no seal is affixed to it.

ARTICLE XXVII

AMENDMENTS

Section 1.      These by-laws may be altered or repealed at any meeting of the stockholders (or, for the avoidance of doubt, by the requisite stockholders by written consent) or of the Board of Directors if notice of such alteration or repeal be contained in the notice of such meeting, if a .. No change of the time or place of the meeting for the election of directors shall be made within sixty days next before the day on which such meeting is to be held, and in case of any change of such time or place, notice thereof shall be given to each stockholder in person or by letter mailed to his last known post office address at least twenty days before the meeting is held.

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EXHIBIT B

JOINDER TO

AGREEMENT AND PLAN OF MERGER

[●], 2021

This Joinder to Agreement and Plan of Merger (this “Joinder”), dated as of [●], 2021, is being executed and delivered by [            ], an Iowa corporation (“Merger Sub”), to Meredith Corporation, an Iowa corporation (“Matrix”), and Meredith Holdings Corporation, an Iowa corporation and a wholly owned Subsidiary of Matrix (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 6, 2021, by and among Matrix, the Company, About, Inc., a Delaware corporation (“Parent”), and, for certain limited purposes set forth therein, IAC/InterActiveCorp, a Delaware corporation.

WHEREAS, the Merger Agreement contemplates that certain transactions, including the Merger, will be effected by a wholly owned Subsidiary of Parent that was not in existence at the time of the execution of the Merger Agreement and was to be incorporated by Parent after the date of the Merger Agreement;

WHEREAS, on [●], 2021, Merger Sub was incorporated as a wholly owned subsidiary of Parent by filing articles of incorporation with the Secretary of State of the State of Iowa; and

WHEREAS, in order to effect the Merger Agreement and the transactions contemplated thereby, including the Merger, Merger Sub desires to become party to the Merger Agreement and to agree to be bound to the covenants, obligations, terms and provisions of the Merger Agreement applicable to Merger Sub.

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in the Merger Agreement, Merger Sub, by executing this Joinder, irrevocably agrees to join and become a party to the Merger Agreement and be bound by and comply with the covenants, obligations, terms and provisions of the Merger Agreement, to the extent applicable to Merger Sub. Section 10.11, Section 10.12 and Section 10.13 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis, and shall govern the terms of this Joinder.

[ ]

By:
Name:
Title:

[Signature Page Follows]